SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

CLEARWATER PAPER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CLEARWATER PAPER CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 5, 2014

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Clearwater Paper Corporation
601 W. Riverside Blvd., Suite 1100
Spokane, WA 99201

Dear Stockholders:

You are cordially invited to attend the Clearwater Paper Corporation 2014 Annual Meeting of Stockholders on Monday, May 5, 2014, at 9:00 a.m. Pacific time at the Grand Hyatt, 721 Pine Street, Seattle, Washington 98101.

The matters to be acted upon at the Annual Meeting of the Stockholders are described in the attached Proxy Statement and in a Notice of Internet Availability of Proxy Materials that was mailed to our stockholders on or about March 24, 2014. At the Annual Meeting of Stockholders we will also provide a brief report on our operations and respond to questions from stockholders.

Very truly yours,

Linda K. Massman
President and Chief Executive Officer

Clearwater Paper Corporation
601 W. Riverside Blvd., Suite 1100
Spokane, WA 99201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Clearwater Paper Corporation will be held at the Grand Hyatt, 721 Pine Street, Seattle, Washington, 98101, on Monday, May 5, 2014, at 9:00 a.m. local time.

We are holding this meeting to:

¡	elect two directors to the Clearwater Paper Corporation Board of Directors;
¡	ratify the appointment of our independent registered public accounting firm for 2014;
¡	hold an advisory vote to approve the compensation of our named executive officers;
¡	approve the terms of the Clearwater Paper Corporation Annual Incentive Plan; and
¡	transact any other business that properly comes before the meeting.

Our Board of Directors has selected March 10, 2014, as the record date for determining stockholders entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement of the meeting.

On or about March 24, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report to Stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The Notice will also serve as an admission ticket for a stockholder to attend the 2014 Annual Meeting of Stockholders. Some of our stockholders, including stockholders that hold shares in one of our Clearwater Paper 401(k) Savings Plans, were not mailed the Notice and instead were mailed paper copies of our Proxy Statement and 2013 Annual Report on or about March 24, 2014.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. Each attendee must present the Notice, or other proper form of documentation (as described in the section “Annual Meeting Information” in the Proxy Statement) to be admitted.

Stockholders may vote:

1.    By Internet: go to www.proxyvote.com;

2.    By toll-free telephone: call 1-800-690-6903; or

3.    By mail (if you receive a paper copy of the proxy materials and wish to vote by mail): complete, sign, and date your proxy card and return it in the postage-paid envelope that we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

For Internet and telephone voting, you will need the Control Number printed on the Notice or proxy card you received. Any proxy may be revoked in the manner described in the proxy statement under the heading “Revoking your Proxy.”

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

The proxy statement relating to the Annual Meeting is attached. Financial and other information concerning Clearwater Paper is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2013. This proxy statement and our 2013 Annual Report to Stockholders are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Financial Information & SEC Filings”. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.proxyvote.com which does not have “cookies” that identify visitors to the site.

By Order of the Board of Directors,

MICHAEL S. GADD
Senior Vice President, General Counsel and Corporate Secretary

CLEARWATER PAPER CORPORATION

PROXY STATEMENT

for the

2014 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished to stockholders of Clearwater Paper Corporation in connection with the solicitation of proxies by our Board of Directors for use at our 2014 Annual Meeting of Stockholders, which is described below. References to “Clearwater Paper”, “the company,” “we,” “us” or “our” throughout this proxy statement mean Clearwater Paper Corporation.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to most of our stockholders over the Internet, rather than mailing paper copies of those materials to each stockholder. On or about March 24, 2014, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) directing stockholders to a website where they can access our 2014 Proxy Statement and 2013 Annual Report and view instructions on how to vote via the Internet or by phone. If you received the Notice and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed. Some of our stockholders were not mailed the Notice and were instead delivered paper copies of the documents accessible on the Internet.

ANNUAL MEETING INFORMATION

Date, Time and Place of the Meeting

The 2014 Annual Meeting of Stockholders will be held on Monday, May 5, 2014, at 9:00 a.m., local time, at the Grand Hyatt, 721 Pine Street, Seattle, Washington, 98101.

Purpose of the Meeting

The purpose of the meeting is to:

¡	vote upon the election of two directors to our Board,
¡	vote upon the ratification of the appointment of our independent registered public accounting firm for 2014,
¡	hold an advisory vote to approve the compensation of our named executive officers; and
¡	vote to approve the terms of our Annual Incentive Plan.

Recommendation of the Board of Directors

Our Board unanimously recommends that you vote FOR each director nominee, FOR the ratification of the appointment of our independent registered public accounting firm for 2014, FOR advisory approval of the vote on the compensation of our named executive officers and FOR the approval of our Annual Incentive Plan.

Who May Vote

Stockholders who owned common stock at the close of business on March 10, 2014, the record date for the Annual Meeting, may vote at the meeting. For each share of common stock held, stockholders are entitled to one vote for as many separate nominees as there are directors to be elected and one vote on any other matter presented.

Clearwater Paper Corporation 2014

Proxy Solicitation

Certain of our directors, officers and employees and our proxy solicitor, D.F. King & Co. may solicit proxies on our behalf by mail, phone, fax, e-mail, or in person. We will bear the cost of the solicitation of proxies, including D.F. King’s fee of $5,000, plus out-of-pocket expenses, and we will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of Clearwater Paper common stock. No additional compensation will be paid to our directors, officers or employees who may be involved in the solicitation of proxies.

Tabulation of Votes—Inspector of Election

Broadridge Financial Solutions, Inc., or Broadridge, will act as the inspector of election at the Annual Meeting and we will reimburse reasonable charges and expenses related to the tabulation of votes.

Voting

You may vote your shares in one of several ways, depending upon how you own your shares.

Shares registered directly in your name with Clearwater Paper (through our transfer agent, Computershare):

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Via Internet: Go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the Notice you received or if you received printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

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In Writing: If you received printed proxy materials in the mail and wish to vote by mail, complete, sign, and date your proxy card, and return it in the postage paid envelope that was provided to you, return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717, or provide it or a ballot distributed at the Annual Meeting directly to the Inspector of Election at the Annual Meeting when instructed.

Shares held in a Clearwater Paper 401(k) Savings Plan (through Mercer Trust Company):

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Via Internet: If you are a participant in the Clearwater Paper Represented 401(k) Plan or the Clearwater Paper 401(k) Plan (which we refer to as the “401(k) Savings Plans”), go to www.proxyvote.com and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.

¡	By Telephone: Call toll free 1-800-690-6903 and follow the instructions. You will need to enter the Control Number printed on the voting instruction form you received.
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In Writing: Complete, sign, and date the proxy card that was mailed to you, and return it in the envelope that was provided to you or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

IMPORTANT NOTE TO 401(K) SAVING PLANS PARTICIPANTS: Broadridge, our proxy agent, must receive your voting instructions by 11:59 p.m., Eastern Daylight Time, on April 28, 2014, in order to tabulate the voting instructions of 401(k) Savings Plans participants who have voted and communicate those instructions to the 401(k) Savings Plans trustee, who will ultimately vote your shares.

Shares held in “street” or “nominee” name (through a bank, broker or other nominee):

¡	You may receive a Notice of Internet Availability of Proxy Materials or a separate voting

Clearwater Paper Corporation 2014

instruction form from your bank, broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone or Internet voting will depend on the voting process of the broker or nominee. To vote in person at the Annual Meeting, you must obtain a proxy, executed in your favor, from the holder of record.

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If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the holder of record of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to the broker, then your broker can vote your shares for “discretionary” items, but cannot vote your shares for “non-discretionary” items.

If you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized on the proxy card, voting instruction forms and through the Internet and telephone voting facilities to vote your shares will vote FOR the ratification of the appointment of our independent registered public accounting firm for 2014, and FOR advisory approval of the vote on the compensation of our named executive officers. If you have any questions or need assistance in voting your shares, please contact D.F. King & Co. toll-free at 1-888-887-1266 or Robin Yim, Vice President, Investor Relations at 1-509-344-5906.

Revoking your Proxy

If you are a stockholder of record, you may revoke your proxy at any time before the Annual Meeting by giving our Corporate Secretary written notice of your revocation by mailing to Clearwater Paper Corporation, Corporate Secretary, 601 West Riverside Avenue, Suite 1100, Spokane WA, 99201 or by submitting a later-dated proxy, and you may revoke your proxy at the Annual Meeting by voting by ballot. Attendance at the meeting, by itself, will not revoke a proxy. If shares are registered in your name, you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions.

If your shares are held in one of the 401(k) Savings Plans (through Mercer Trust Company), you may revoke your proxy by telephone by calling 1-800-690-6903 and following the instructions or via the Internet by going to www.proxyvote.com and following the instructions. Broadridge, our proxy agent, must receive your revocation by 11:59 p.m., Eastern Daylight Time, on April 28, 2014, in order for the revocation to be communicated to the 401(k) Savings Plans trustee.

If you are a stockholder in “street” or “nominee” name, you may revoke your voting instructions by informing the bank, broker or other nominee in accordance with that entity’s procedures for revoking your voting instructions.

Quorum

On March 10, 2014, the record date, we had 20,841,492 shares of common stock outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of shares issued and outstanding and entitled to vote on the record date are present either in person or by proxy. Abstentions and broker non-votes will both be treated as present for purposes of determining the existence of a quorum.

Votes Needed

The affirmative vote of a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote is required to elect each of the nominees for director listed in Proposal 1, to ratify the appointment of our independent registered public accounting firm as set forth in Proposal 2, and to approve the Annual Incentive Plan as presented in Proposal 4.

Clearwater Paper Corporation 2014

The vote presented in Proposal 3 is an advisory vote and therefore is not binding on the company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders, however the Compensation Committee will, as it did with respect to previous named executive officer compensation votes, take into account the result of the advisory vote when determining future executive compensation.

The inspector of election will tabulate affirmative and negative votes, abstentions and broker non-votes. For Proposals 1, 2 and 4, withheld votes and abstentions will have the same effect as negative votes. Broker non-votes will not be counted in determining the number of shares entitled to vote.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the voting power of the capital stock issued and outstanding, present in person or by proxy and entitled to vote for the election of directors. As provided in our bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election.

In accordance with our bylaws, our Board of Directors may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the Board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the Board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Governance Committee determines whether such director’s resignation should be accepted and makes a recommendation to the Board, which makes the final determination whether to accept the resignation. The Board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board.

Annual Meeting Attendance

We cordially invite and encourage all of our stockholders to attend the meeting. Persons who are not stockholders may attend only if invited by us. You should be prepared to present photo identification for admittance.

¡	If you are a stockholder of record, you must bring a copy of the Notice or proxy card in order to be admitted to the meeting.
¡	If you hold your shares through one of the 401(k) Savings Plans, you must bring your proxy card in order to be admitted to the meeting.
¡	If you own shares in “street” or “nominee” name, you must bring proof of beneficial ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.

If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting.

Other Matters Presented at Annual Meeting

We do not expect any matters, other than those included in this proxy statement, to be presented at the 2014 Annual Meeting. If other matters are presented, the individuals named as proxies will have discretionary authority to vote your shares on such matters.

Clearwater Paper Corporation 2014

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

We have established a corporate governance program to help guide our company and our employees, officers and directors in carrying out their responsibilities and duties as well as to set standards for their professional conduct. Our Board has adopted Corporate Governance Guidelines, or Governance Guidelines, which provide standards and practices of corporate governance that we have designed to help contribute to our success and to assure public confidence in our company. The company’s Governance Guidelines may be found on the company’s website at www.clearwaterpaper.com under “Investor Relations,” then “Corporate Governance.” In addition, all standing committees of the Board operate under charters that outline the responsibilities and practices of each committee.

We have adopted a Code of Business Conduct and Ethics, or Ethics Code, which provides ethical standards and corporate policies that apply to all of our directors, officers and employees. Our Ethics Code requires, among other things, that our directors, officers and employees act with integrity and the highest ethical standards, comply with laws and other legal requirements, engage in fair competition, avoid conflicts of interest, and otherwise act in our best interests. We have also adopted a Code of Ethics for Senior Financial Officers that applies to senior management and provides for accurate, full, fair and timely financial reporting and the reporting of information related to significant deficiencies in internal controls, fraud and legal compliance.

We have established procedures for confidentially and anonymously reporting concerns and potential violations regarding accounting, internal controls and auditing matters, as well as concerns regarding, or potential violations of, our ethics codes and other matters.

Director Independence

The role of our Board is to oversee and provide policy guidance on our business and affairs. The Board believes that it will best serve our stockholders if the majority of its members are independent. As of March 10, 2014, our Board had eight members, seven of whom are outside (non-employee) directors. The Chair of our Board, Boh A. Dickey, is an outside director. With the exception of Linda K. Massman, who serves as our current President and Chief Executive Officer, the Board has determined that none of our directors or their immediate family members have a material relationship with the company (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and none of our directors or their immediate family members are employees of our independent registered public accounting firm, KPMG LLP. All of our outside directors are independent within the meaning of the New York Stock Exchange, or NYSE, listing standards and our Director Independence Policy.

Our Board meets in executive session without members of management present regularly and as the Board or its individual members deem necessary, and Mr. Dickey, as the Chair, presides over these sessions. Each standing committee of the Board also meets in executive session regularly and as the committee or its individual members deem necessary. Our directors are also invited to attend the meetings of committees of which they are not members, and regularly do so.

Board Meetings

Our Board and its committees met a total of 24 times in 2013. All directors attended all meetings of the Board and all directors attended all meetings of Board committees of which the director is a member during 2013. The Board does not have a policy requiring director attendance at annual meetings of our stockholders. However, all of our directors attended our 2013 annual stockholders meeting and we anticipate that all will attend our 2014 annual stockholders meeting.

Clearwater Paper Corporation 2014

Communications with Directors

Stockholders and interested parties may contact our directors to provide comments, to report concerns, or to ask a question, by mail at the following address:

Corporate Secretary

Clearwater Paper Corporation

601 West Riverside Ave., Suite 1100

Spokane, Washington 99201

Stockholders and interested parties may also communicate with our directors as a group by using the form on our website at www.clearwaterpaper.com, by selecting “Investor Relations,” then “Corporate Governance” and “Contact the Board.” All communications received will be processed by our Corporate Secretary. We forward all communications, other than those that are unrelated to the duties and responsibilities of the Board, to the intended directors.

Our Audit Committee has established procedures to address concerns and reports of potential irregularities or violations regarding accounting, internal controls and auditing matters. Employees may make such reports on a confidential and anonymous basis. All such reports are directed through an independent, third-party hotline provider and are routed directly to the Chair of the Audit Committee. The procedures and hotline number are available by going to our public website at www.clearwaterpaper.com, and selecting “Investor Relations,” then “Corporate Governance,” and “Procedures for the Reporting of Questionable Accounting and Auditing Matters.” Our employees may also access the procedures and hotline number through our intranet site.

Nominees for Director

Our Nominating and Governance Committee, or Nominating Committee, is responsible for identifying, evaluating, recruiting and recommending qualified candidates to our Board for nomination or election. The Board nominates directors for election at each annual meeting of stockholders, and elects new directors to fill vacancies if they occur.

Our Board strives to find directors who are experienced and dedicated individuals with diverse backgrounds, perspectives and skills. Our Governance Guidelines contain membership criteria that call for candidates to be selected for their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. In addition, we expect each director to be committed to enhancing stockholder value and to have sufficient time to effectively carry out his or her duties as a director. Our Nominating Committee also seeks to ensure that a majority of our directors are independent under NYSE rules as well as our policies and that one or more of our directors is an “audit committee financial expert” under SEC rules.

Prior to our annual meeting of stockholders, our Nominating Committee identifies director nominees by first evaluating the current directors whose terms will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, the candidate’s prior service as a director, and the needs of the Board for any particular talents and experience. If a director no longer wishes to continue in service, if the Nominating Committee decides not to re-nominate a director, or if a vacancy is created on the Board because of a resignation or an increase in the size of the Board or other event, then the committee considers whether to replace such director or to decrease the size of the Board. If the decision is to replace a director, then the Nominating Committee considers various candidates for Board membership, including those suggested by committee members, by other Board members, a director search firm engaged by the committee, or our stockholders. Prospective nominees are evaluated by the Nominating Committee based on the membership criteria described above and set forth in our Governance Guidelines.

Clearwater Paper Corporation 2014

A stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee must notify our Corporate Secretary in writing at our principal executive office located at 601 West Riverside Avenue, Suite 1100, Spokane, WA 99201. Each notice must include the information about the prospective nominee as would be required if the stockholder were nominating a person to the Board under our Amended and Restated Bylaws, or bylaws. Such notice must be delivered to our offices by the deadline relating to stockholder proposals to be considered for inclusion in our proxy materials, as described under “General Information—Stockholder Proposals for 2015” in this proxy statement.

Each notice delivered by a stockholder who wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee generally must include the following information about the prospective nominee:

¡	the name, age, business address and residence address of the person;
¡	the principal occupation of the person;
¡	the number of shares of Clearwater Paper common stock owned by the person;
¡

a statement whether the person, if elected, intends to tender an irrevocable resignation effective upon (i) such person’s failure to receive the required vote for re-election and (ii) acceptance of such resignation by the Board;

¡	a description of all compensation and other relationships during the past three years between the stockholder and the person;
¡	any other information relating to the person required to be disclosed pursuant to Section 14 of the Exchange Act, and
¡	the person’s written consent to serve as a director if elected.

The Nominating Committee may require any prospective nominee recommended by a stockholder to furnish such other information as the Nominating Committee may reasonably require to determine the eligibility of such person to serve as an independent director or that could be material to a stockholder’s understanding of the independence, or lack thereof, of such person.

The foregoing is only a summary of the detailed requirements set forth in our bylaws regarding director nominations by stockholders that would apply when a stockholder wishes to recommend a prospective nominee to the Board for consideration by the Nominating Committee. A more detailed description of the information that must be provided as to a prospective nominee is set forth in Article 3 of our bylaws, which are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Committees of the Board

Our Board currently has three standing committees, as described below. The current charters of each of these committees are available on our website at www.clearwaterpaper.com by selecting “Investor Relations” and then “Corporate Governance.”

Board Leadership Structure

The Board has elected to appoint one of its independent members to serve as Chair. Our Chair, Boh A. Dickey, acts as the lead independent director and, among other responsibilities, provides an independent contact to allow the other directors to communicate their views and concerns to management as well as presides over non-management executive sessions of Board meetings. We adopted this structure because we appointed a new CEO in connection with the retirement of our previous CEO on December 31, 2012, and our Board believes that an independent Chair with prior corporate governance experience combined with a President and CEO who manages the day-to-day operations of our company while also serving as a director, provides our Board with an optimal balance in terms of leadership structure at this point in time.

Clearwater Paper Corporation 2014

In the future, the Board may elect to have the role of Board Chair and CEO performed by the same person, as many companies in our industry do. If we were to adopt that structure, the Board would appoint one of its independent members to serve as Vice Chair, who would act as the lead independent director and, among other responsibilities, provide an independent contact to allow the other directors to communicate their views, and concerns to management as well as preside over non-management executive sessions of Board meetings.

Board Role in Risk Oversight

One of the many responsibilities of our Board is to provide oversight of our risk management practices to ensure appropriate risk management systems are employed throughout the company. Management, which is responsible for the day-to-day assessment and mitigation of our risks, utilizes an enterprise risk management, or ERM, program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. To assist and strengthen management’s risk assessment and mitigation efforts, we have a Risk Management Committee whose management members represent a company-wide perspective and provide subject matter expertise as part of our ERM process. Through the ERM process, management identifies, monitors and manages risks and regularly reports to the Board or a committee of the Board as to the assessment and management of risks.

The Board’s standing committees support the Board by regularly addressing various issues within their respective areas of oversight. The Audit Committee’s responsibilities include reviewing and overseeing major financial risk exposures and the steps management has taken to monitor and control these exposures. Management, on a regular basis, provides the committee with its assessment and mitigation efforts in regards to particular risks facing the company that have been identified through the ERM process. Our Audit Committee also reviews with our independent auditors the adequacy and effectiveness of our internal controls over financial reporting. Additionally, our Vice President, Internal Audit provides the Audit Committee with regular updates on our systems of internal controls over financial reporting, and our General Counsel reviews with the committee significant litigation, claims and regulatory and legal compliance matters.

The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our compensation policies and programs. Each year management and the Compensation Committee review whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the company. The Nominating Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks related to corporate governance structures and processes. Each of the committee chairs, as appropriate, reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.

The Board’s role in risk oversight is consistent with its leadership structure. We believe that our Board’s leadership structure facilitates its oversight of our risk management practices by combining the day-to-day knowledge of our business possessed by our President and CEO as a member of the Board, with the independence provided by our Chair and fully independent Board committees.

Clearwater Paper Corporation 2014

Committee Membership

The following table shows the membership of each committee as of March 10, 2014:

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Fredric W. Corrigan		X (Chair)	X
Boh A. Dickey (Chair of the Board)	X (Chair)
Beth E. Ford	X
Kevin J. Hunt		X
William D. Larsson	X		X (Chair)
Linda K. Massman
Michael T. Riordan		X	X
William T. Weyerhaeuser	X	X

Audit Committee

Our Audit Committee consists of four outside directors, and is responsible for assisting the Board in its oversight of our accounting, financial reporting and internal control matters. As more fully described in its charter, the Audit Committee is also responsible for overseeing the quarterly review and the annual audit of our financial statements. The committee has sole authority to select, compensate and terminate our independent registered public accounting firm as well as the committee’s own consultants and advisors, and it oversees the selection, compensation and termination of our Vice President, Internal Audit. In addition, the committee oversees and administers our Related Person Transactions Policy. See “Transactions with Related Persons” below. The committee has appointed KPMG LLP as our independent registered public accounting firm for 2014, and pre-approves its audit fees and non-audit services and fees in accordance with criteria adopted by the committee.

Our Board has determined that all members of our Audit Committee are independent within the meaning of the NYSE listing standards and our Director Independence Policy, and that all members are “financially literate.” The Board also has determined that committee members Boh A. Dickey and William D. Larsson are each an “audit committee financial expert” as defined by SEC rules. The Audit Committee met eight times in 2013.

Compensation Committee

Our Compensation Committee consists of four outside directors, all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As more fully described in its charter, the Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs, including establishing the performance measurements and targets for executive officers’ incentive pay, as well as annually reviewing and approving their compensation. The Compensation Committee has sole authority to select, compensate and terminate its own compensation consultants or other advisors. Additionally, the committee coordinates with our Board Chair the annual performance review of our Chief Executive Officer. The committee also reviews the “Executive Compensation Discussion and Analysis” contained in this proxy statement and recommends its inclusion to the full Board for approval. See “Executive Compensation Discussion and Analysis” in this proxy statement for a discussion of the committee’s role in setting executive compensation. The Compensation Committee met five times in 2013.

Clearwater Paper Corporation 2014

Nominating and Governance Committee

Our Nominating and Governance Committee, or Nominating Committee, consists of three outside directors all of whom are independent within the meaning of the NYSE listing standards and our Director Independence Policy. As described more fully in its charter, the Nominating Committee is responsible for identifying, evaluating, recruiting and recommending to the Board nominees for election as directors, and for developing and recommending to the Board corporate governance principles. The committee also oversees the evaluation of the Board and management and has sole authority to select, compensate and terminate its own consultants and advisors. The Nominating Committee met four times in 2013.

Compensation Committee Interlocks and Insider Participation

Fredric W. Corrigan, Kevin J. Hunt, Michael T. Riordan, and William T. Weyerhaeuser served as members of our Compensation Committee during 2013. All are outside directors, and none of our named executive officers served as a director or as a member of a compensation committee of any business entity employing any of our directors during 2013.

Transactions with Related Persons

Securities laws require us to disclose certain business transactions that are considered related person transactions. In order to comply with these requirements, our Board has adopted a Related Person Transactions Policy that applies to our directors and executive officers, any beneficial owner of more than 5% of our voting stock, any immediate family member of any of the foregoing persons, and any entity that employs any of the foregoing persons, or in which any of the foregoing persons is a general partner, principal or 10% or greater beneficial owner. Transactions covered by this policy are those in which (a) we or any of our subsidiaries participate, (b) the amount involved exceeds $120,000, and (c) any related person had, has or will have a direct or indirect material interest, as defined in the policy.

Any proposed related person transaction is reviewed by our Audit Committee at its next regularly scheduled meeting, unless our General Counsel and Corporate Secretary determines that it is not practicable or desirable to wait until the next scheduled meeting for a particular transaction, in which case the Chair of the Audit Committee has the authority to review and consider the proposed transaction. Only those transactions determined to be fair and in our best interests are approved, after taking into account all factors deemed relevant by the Audit Committee, or its Chair, as the case may be. If the Chair approves any related person transaction, then that approval is reported to the Audit Committee at its next regularly scheduled meeting.

We did not conduct any transactions with related persons in 2013 that would require disclosure in this proxy statement or that required approval by the Audit Committee pursuant to the policy described above.

Clearwater Paper Corporation 2014

BOARD OF DIRECTORS

Our Board of Directors is divided into three classes serving staggered three-year terms. At the Annual Meeting, our stockholders will be asked to elect two individuals to serve as directors until the 2017 Annual Meeting. See “Proposal No. 1—Election of Directors.” Our bylaws require our directors to be elected by a majority vote of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Below are the names and ages of our eight directors as of the date of this proxy statement, the year each of them became a director, each director’s principal occupation or employment for at least the past five years, and other public company directorships held by each director during the past five years. Unless authority is withheld, the persons named as proxies in the voting materials made available to you or in the accompanying proxy will vote for the election of the nominees listed below. We have no reason to believe that any of these nominees will be unable to serve as a director. If any of the nominees becomes unavailable to serve, however, the persons named as proxies will have discretionary authority to vote for a substitute nominee.

Nominees for Election at this Meeting for a Term Expiring in 2017 (Class III)

Fredric W. Corrigan (age 71) has been a director since January 2009. Mr. Corrigan served as CEO, President and a director of the Mosaic Company, a global crop nutrition company, from October 2004 until his retirement in 2007. Prior to that, Mr. Corrigan was Executive Vice President of Cargill, Incorporated, a producer and marketer of food, agricultural, financial and industrial products and services, from 1999 to 2004. Mr. Corrigan also serves as a director and the chair of the nuclear, environmental & safety committee of Xcel Energy (NYSE: XEL), a U.S. electricity and natural gas company, and served as its lead independent director from 2006 to 2013.

The Board believes that Mr. Corrigan’s experience, knowledge, skills and expertise acquired as the CEO of Mosaic, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to the Board. Additionally, Mr. Corrigan’s service and experience as director and lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Corrigan should be nominated for re-election to our Board.

Beth E. Ford (age 49) has been a director since January 2013. Ms. Ford has served as Executive Vice President, Chief Supply Chain & Operations Officer at Land O’Lakes, a member-owned food and agricultural cooperative, since January 2012. From October 2008 to January 2012, Ms. Ford served as Executive Vice President and Head of Supply Chain at International Flavors and Fragrances, a producer of flavors and fragrances, and from September 2007 to September 2008, as COO of Hatchette Book Group, USA, a major U.S. trade publisher.

The Board believes that Ms. Ford’s experience, knowledge, skills and expertise acquired in leadership positions of supply chain and operations management roles in multiple industries as well as her consumer products experience, add significant value to the Board. Further, Ms. Ford’s education in business management with a focus in finance provides the Board with additional knowledge and skills in assessing strategic options for the company. Based primarily on these considerations, the Board concluded that Ms. Ford should be nominated for re-election to our Board.

Clearwater Paper Corporation 2014

Directors Continuing in Office until 2015 (Class I)

Boh A. Dickey (age 69) has been a director since December 2008 and Chair of the Board since January 2013. Mr. Dickey served as the Vice Chair of the Board from May 2010 to December 2012, and previously served as Chair of the Board from December 2008 to May 2010. Mr. Dickey served as the President, COO and a director of SAFECO Corporation, an insurance and financial services company, from 1996 until his retirement in 2001. Prior to that, Mr. Dickey was the Controller and then CFO of SAFECO. Mr. Dickey also serves as a director of Potlatch Corporation and Chair of its Audit Committee (NASDAQ: PCH).

The Board believes that Mr. Dickey’s experience, knowledge, skills and expertise acquired as the President and COO of Safeco, including experience and understanding of the operation and governance of a public company, and as its Controller and CFO, as well as those Mr. Dickey acquired as an audit partner at an independent public accounting firm, including financial reporting expertise and understanding of internal and financial controls, add significant value to the Board. Additionally, Mr. Dickey’s extensive qualifications and experience gained from serving as the chair of an audit committee for another public company provides expertise necessary for the functioning of our Board and the committees we are required to have as a NYSE listed public company. Further, Mr. Dickey’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board for assessing historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Dickey should serve as one of our directors.

Linda K. Massman (age 47) has been a director since January 2013. Ms. Massman has served as President and CEO of Clearwater Paper since January 1, 2013, and served as President and COO from November 2011 to December 2012. Ms. Massman served as CFO and Senior Vice President, Finance from May 2011 to November 2011, and as CFO and Vice President, Finance from December 2008 to May 2011. From September 2008 to December 2008, Ms. Massman served as Vice President of Potlatch Corporation pending completion of the spin-off of Clearwater Paper Corporation. From May 2002 to August 2008, Ms. Massman was Group Vice President, Finance and Corporate Planning, for SUPERVALU Inc., a grocery retail company.

The Board believes that Ms. Massman should serve as a director because, as the CEO, Ms. Massman’s knowledge of our day-to-day operations and effectiveness of our business strategies provides a valuable perspective to our Board. Additionally, Ms. Massman’s experience, knowledge, skills and expertise acquired as the CFO of the company, including experience with, including as COO, financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Further, Ms. Massman’s experience in corporate and business planning are integral to the Board’s assessment of business opportunities and strategic options for our company. Based primarily on these considerations, the Board concluded that Ms.  Massman should serve as one of our directors.

Directors Continuing in Office until 2016 (Class II)

Kevin J. Hunt (age 62) has been a director since January 2013. From January 2013 to January 2014 he served as a consultant to ConAgra Foods, Inc., which acquired Ralcorp in January 2013. Mr. Hunt served as President, CEO and a Director of Ralcorp Holdings Inc., a producer of private-brand foods and food service products from January 2012 to January 2013. He served as Co-CEO and President of Ralcorp from 2003 until 2012 and as a director from 2004 until the company’s acquisition. Prior to that period, Mr. Hunt was Corporate Vice President and President of Bremner Food Group.

The Board believes that Mr. Hunt’s experience, knowledge, skills and expertise acquired as a

Clearwater Paper Corporation 2014

director, CEO and executive officer of Ralcorp, including experience and understanding of private label consumer product markets, as well as strategy, financial oversight and execution skills, add significant value to the Board. Further, Mr. Hunt’s experience and understanding of business strategy formation and execution from both a board and management perspective acquired as an executive and director of a growing company is integral to the Board’s assessment of trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Hunt should serve as one of our directors.

William D. Larsson (age 68) has been a director since December 2008. Mr. Larsson served as Senior Vice President and CFO of Precision Castparts Corp., an industrial manufacturing company, from August 2000 until his retirement in December 2008. Mr. Larsson serves as lead director and chairman of the audit committee of Schnitzer Steel Industries (NASDAQ: SCHN), a manufacturer of recycled metal products.

The Board believes that Mr. Larsson’s experience, knowledge, skills and expertise acquired as the CFO of Precision Castparts, a Fortune 500 company, including experience with financial reporting, capital structure optimization and transactional structuring and financing, add significant value to the Board. Additionally, Mr. Larsson’s service and experience as a lead independent director for another public company, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Based primarily on these considerations, the Board concluded that Mr. Larsson should serve as one of our directors.

Michael T. Riordan (age 63) has been a director since December 2008. Mr. Riordan served as Chairman, CEO and President of Paragon Trade Brands, a manufacturer of private label disposable diapers and related products, from May 2000 until his retirement in 2002. Mr. Riordan also served as President and COO of Fort James Corporation, a manufacturer of disposable paper products, from August 1997 to August 1998, and prior to that as Chairman and CEO of Fort Howard Corporation, a tissue products manufacturer, until its merger with James River Corporation in 1997. Mr. Riordan served as a director of Potlatch Corporation (NASDAQ: PCH) from December 2002 to December 2008. Mr. Riordan also serves as a director of R.R. Donnelley & Sons Company (NYSE: RRD), a printing and integrated solutions company.

The Board believes that Mr. Riordan’s experience, knowledge, skills and expertise acquired as an executive officer or CEO of three paper products companies, including experience and understanding of private label consumer product markets and paper manufacturing operations, as well as strategy formation and execution skills, add significant value to the Board. Additionally, Mr. Riordan’s extensive qualifications and experience gained from serving on compensation and audit committees for other public companies provides expertise necessary for the functioning of our Board and its committees. Further, Mr. Riordan’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board’s assessment of historical trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Riordan should serve as one of our directors.

Director Retiring in May 2014

Mr. Weyerhaeuser, a class III director, has provided his notice to retire as a director of the Company, to be effective at the end of his current term, which ends on May 5, 2014. At that time, we expect the size of the Board will be decreased to seven members. Consequently, Mr. Weyerhaeuser will not be a nominee for director.

William T. Weyerhaeuser (age 70) has been a director since December 2008. Mr. Weyerhaeuser has served as a director of Columbia Banking System, Inc. (NASDAQ: COLB), a bank holding

Clearwater Paper Corporation 2014

company with branches in Washington and Oregon, since 1998, including as Chairman of its Board since January 2001. Mr. Weyerhaeuser served as Columbia Banking System’s Interim CEO from June 2002 until February 2003. Mr. Weyerhaeuser served as a director from 1998 to 2001, and as Chairman of the Board of Eden Bioscience Corporation (formerly NASDAQ: EDEN), a developer and manufacturer of natural protein-based products for improving plant health, from 2001 to 2009, and served as a director of Potlatch Corporation (NASDAQ: PCH) from February 1990 to December 2008, including as Vice Chair of the Board of Directors of Potlatch Corporation from January 2004 to December 2008.

The Board believes that Mr. Weyerhaeuser’s extensive qualifications and experience as a chair and a lead independent director for other public companies, including active involvement in overseeing governance matters and the interaction of independent directors with a public company’s management, strengthen the governance and functioning of our Board. Additionally, Mr. Weyerhaeuser’s extensive qualifications and experience gained from serving as the chair of compensation committees for other public companies provides expertise necessary for the functioning of our Board and its committees. Further, Mr. Weyerhaeuser’s knowledge of paper products businesses, including pulp-based and consumer products, acquired as a director of Potlatch is integral to the Board’s assessment of trends and strategic options for our company. Based primarily on these considerations, the Board concluded that Mr. Weyerhaeuser should serve as one of our directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR DIRECTOR.

Clearwater Paper Corporation 2014

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

This table shows the number of shares of our common stock beneficially owned, by each owner of more than 5% of our common stock, each of our directors, each executive officer for whom compensation is reported in this proxy statement, and all directors and executive officers as a group. Except for our 5% holders, the table shows beneficial ownership as of February 28, 2014. The number of shares reported is based on data provided to us by the beneficial owners of the shares. The percentage ownership data is based on 20,912,248 shares of our common stock outstanding as of February 28, 2014. Under SEC rules, beneficial ownership includes shares over which the person or entity exercises voting or investment power and also any shares that the person or entity has the right to acquire within 60 days of February 28, 2014. Except as noted, and subject to applicable community property laws, each owner has sole voting and investment power over the shares shown in this table.

	Amount and Nature of Common Stock Beneficially Owned
	Number of Shares Beneficially Owned		Percent of Class	Common Stock Units(1)
Stockholders Owning More Than 5%
T. Rowe Price Associates, Inc.	2,108,616	(2)	10.08%
T. Rowe Price Small-Cap Value Fund, Inc
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.	1,900,244	(3)	9.09%
40 East 52nd Street
New York, NY 10022
S.A.C. Capital Advisors, L.P.	1,840,000	(4)	8.80%
72 Cummings Point Road
Stanford, CT 06902
The Vanguard Group	1,281,982	(5)	6.13%
100 Vanguard Blvd.
Malvern, PA 19355
Directors and Named Executive Officers
Fredric W. Corrigan	10,000		*	43,307
Boh A. Dickey	10,000	(6)	*	44,019
Beth E. Ford			*	2,076
Kevin J. Hunt			*	711
William D. Larsson	1,000		*	44,019
Linda K. Massman	107,565		*	-
Michael T. Riordan	976		*	44,019
William T. Weyerhaeuser	73,982	(7)	*	64,117
Thomas A. Colgrove	46,961		*	-
Michael S. Gadd	79,525	(8)	*	-
John D. Hertz	4,000		*	5,000
Danny G. Johansen	17,189	(9)	*	-
Directors and Executive Officers as a Group
(13 persons)	356,198	(10)	1.70%

*	Less than 1%

(1)	Represents vested common stock units as of February 28, 2014. These stock units are not

Clearwater Paper Corporation 2014

actual shares of common stock and have no voting power. In the case of our directors, these stock units are credited, along with any accrued dividend equivalents, on a one-for-one basis with our common stock pursuant to our Deferred Compensation Plan for Directors (see “Compensation of Directors”). The units for Ms. Ford and Mr. Weyerhaeuser include deferred director’s fees that have been converted into common stock units. Ms. Ford’s and Mr. Weyerhaeuser’s deferred directors fees will be converted to cash and paid according to the election made prior to deferring fees. The annual deferred awards to non-employee directors are converted to cash and paid upon separation from service as a director.

(2)	Based on the stockholders’ Schedule 13G/A filed on March 10, 2014, with the SEC, the stockholder serves as an investment advisor registered under the Investment Advisors Act. These securities are owned by various individual and institutional investors including T. Rowe. Price Small Cap Value Fund, which owns shares representing 6.2% of our shares outstanding, as of February 28, 2014, for which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment advisor with the power to direct investments and/or sole power to vote the securities. For the purpose of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on the stockholders’ Schedule 13G/A filed on January 28, 2014, with the SEC, the stockholder serves as a parent holding company registered under the Investment Act, with sole dispositive over 1,900,244 of these shares and sole voting power over 1,828,821 of these shares. The Schedule indicates that sole dispositive power over all these shares is held as of December 31, 2013, by the following entities: BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Asset Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC, which as an aggregate held 9.0% of our common stock outstanding.

(4)	Based on the stockholders’ Schedule 13G/A filed on November 27, 2013, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with shared dispositive power and shared voting power over all of these shares. The Schedule indicates that shared dispositive power over all these shares is held as of November 26, 2013, by the following entities: S.A.C. Capital Advisors L.P.; S.A.C. Capital Advisors, Inc.; S.A.C. Capital Associates and Steven A. Cohen, which own 1,840,000 shares, representing 8.7% of the shares of our common stock outstanding, with shared power to vote the shares. S.A.C Capital Advisors, L.P. has not filed with the SEC since November 27, 2013, to indicate they have changed the number of Clearwater Paper Corporation shares owned.

(5)	Based on the stockholders’ Schedule 13G/A filed on February 12, 2014, with the SEC, the stockholder serves as an investment advisor registered under the Investment Act, with sole dispositive power over 1,251,542 of these shares, shared dispositive power over 30,440 of these shares and sole voting power over 30,440 of these shares, aggregately representing 6.08% of the shares of our common stock outstanding. The Schedule indicates that all these shares are held as of December 31, 2013, by various individuals and institutional investors including Vanguard Fiduciary Trust Company, which owns 30,440 shares, representing .14% of the shares of our common stock outstanding as of December 31, 2013.

(6)	These shares are held in the name of Mr. Dickey and his spouse with whom Mr. Dickey shares voting and investment power.

Clearwater Paper Corporation 2014

(7)	Includes the following: (i) 2,550 shares owned directly; (ii) 71,432 shares held by trusts or nonprofit entities of which Mr. Weyerhaeuser is either a trustee or director, 32,870 shares over which he has shared voting power, 24,436 over which he has shared investment power; and 36,602 shares held by a trust of which Mr. Weyerhaeuser is a trustee and has sole voting and investment power. These shares also include 1,960 shares held in the name of his spouse, of which Mr. Weyerhaeuser disclaims beneficial ownership. Mr. Weyerhaeuser disclaims beneficial ownership of all shares except for the 2,550 shares he owns directly and 36,602 shares held in a trust for his benefit for which he is also trustee.

(8)	Of these shares, 71,681 are held in a trust over which Mr. Gadd shares voting and investment power with his spouse and 53 shares are held in Mr. Gadd’s individual account under our 401(k) employee savings plan.

(9)	Includes 6,136 shares of common stock held for Mr. Johansen’s individual account under our 401(k) employee savings plan.

(10)	Includes an aggregate of 6,189 shares of common stock held for the executive officers’ benefit under our 401(k) employee savings plan.

Clearwater Paper Corporation 2014

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Executive Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our 2013 Annual Report on Form 10-K.

The Compensation Committee Members:

Fredric W. Corrigan, Chair
Kevin J. Hunt Michael T. Riordan William T. Weyerhaeuser

Clearwater Paper Corporation 2014

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Clearwater Paper Executive Program Summary and 2013 Highlights

2013 Business Highlights

•

We had solid operating results, including record net sales for our consumer products division, record paperboard shipments for our pulp and paperboard division and record production at several of our plants.

•	Linda Massman, who completed her first year as CEO, with her executive team, positioned the company for long-term growth and profitability.

•	We achieved the best safety performance in the company’s history.

•	We returned value to our stockholders through a $100 million stock repurchase program.

•	We issued bonds at an interest rate of 4.5% due in 2023 to refinance bonds with an interest rate of 10.625% due in 2016.

•	We successfully ramped-up production of our new TAD paper manufacturing facility in Shelby, North Carolina to a full capacity run rate by year’s end.

•

We streamlined converting operations with the closure of our Thomaston, Georgia converting facility and redeployed five converting lines to other facilities with the goal of more efficiently serving customers.

•	We completed 500 continuous improvement events which increased employee engagement and improved operational performance.

•	Our stock price increased 34% from $39.16 on December 31, 2012 to $52.50 on December 31, 2013.

2013 Executive Compensation Highlights

•

During the three-year performance period for performance share awards granted in 2011 (for the 2011-2013 performance period), we had a 28.7% total stockholder return (“TSR”) compared to a median TSR for our peer group of 86.3%. This placed us in the 14.1 percentile for performance in our peer group during this period, and resulted in no payout of performance shares for the period.

TSR PERFORMANCE

Clearwater Paper Corporation 2014

2013 Executive Compensation Highlights (continued)

•

Our target compensation mix was 77% incentive compensation and 23% base salary for our CEO and an average of 59% incentive compensation and 41% base salary for our other named executive officers or NEOs.

•

Consistent with our pay for performance philosophy and as a result of solid operating results but lower than target financial results for the Consumer Products division and the company as a whole in 2013, we paid annual bonus awards for executives and all eligible employees in 2013 at an average of 58% of target, corresponding to company, divisional and individual performance targets established under our annual incentive plan.

•

We funded our Pulp and Paperboard division bonus pool at 147% of target as a result of divisional EBITDA performance. Annual bonus plan participants in this division were paid an average annual incentive bonus of 95% of target based on company, division and individual performance.

•

We did not fund our Consumer Product division bonus pool, and paid no bonuses from that pool as a result of divisional EBITDA performance below threshold. Annual bonus plan participants in this division were paid an average annual incentive bonus of 38% of target based on company and individual performance.

ANNUAL BONUS PLAN

•	Our CEO’s 2013 compensation included an annual incentive bonus paid at 57% of target.

•

Upon her appointment to CEO, our CEO was awarded a one-time promotion related grant of restricted stock units, or RSUs, valued at approximately $1.4 million on the date of the grant. These RSUs vest in full on December 31, 2015.

•	Our CEO’s annual long-term incentive awards for 2013 were provided exclusively in the form of three-year performance shares.

•	We added a broad clawback provision to our annual incentive plan.

Clearwater Paper Corporation 2014

Executive Compensation and Governance

The following are key aspects and features of our executive compensation program including highlights of changes made for 2014:

•	Our compensation target mix favors performance-based compensation.

•	Executive compensation levels are targeted at the market median with a range of opportunity to reward strong performance.

•	Executive compensation levels and targets are measured against other similarly-sized manufacturing companies, both in and outside our industry.

•

Our long-term incentive awards were granted in equity, the bulk of which were dependent on our total stockholder return, or TSR, over a three-year period relative to an industry peer group in 2013. For 2014, we used the S&P Mid Cap Index excluding financial institutions for purposes of measuring TSR, and added stock options to our long term incentive awards.

•

Our annual bonus program is primarily based on our EBITDA results, a financial measure we believe ensures a self-funded bonus program and incents overall operational performance. In 2014 we also added an EBITDA Margin measurement to focus on cost containment and efficiency and to optimize alignment with our strategic objectives.

•	Our stock ownership requirements for executives further align our executives’ and stockholders’ interests.

•

Our insider trading policy prohibits short selling, purchasing on margin, pledging of company stock or other company securities, and buying or selling puts or calls in company stock or other company securities.

•

Our stock incentive and annual incentive plans contain a broad clawback provision that provides us the right to cancel or adjust equity awards and cash bonus payments in the event of error or misconduct.

•	Neither our executive change of control plan nor our executive severance plans provide for excise tax gross-ups.

•

Our outstanding equity awards require an actual change of control to occur before any portion of the awards would be paid out upon a change of control. RSUs and option awards further require a “double trigger” for payout to occur, meaning the executive officer has to be terminated without cause or to resign for good reason within one month prior to or 24 months after the change of control in order to receive the payout.

Overview

This Executive Compensation Discussion and Analysis discusses our 2013 compensation program for our following named executive officers:

Linda K. Massman	President and Chief Executive Officer
John D. Hertz	Senior Vice President, Finance and Chief Financial Officer
Thomas A. Colgrove	Senior Vice President, President Consumer Products Division
Danny G. Johansen	Senior Vice President, President Pulp and Paperboard Division
Michael S. Gadd	Senior Vice President, General Counsel and Corporate Secretary

Clearwater Paper Corporation 2014

This Executive Compensation Discussion and Analysis is organized into three sections. In the first section, titled “Compensation Philosophy and Objectives,” we describe the key objectives and mechanics of our compensation program.

In the second section, titled “Analysis of 2013 Compensation,” we describe the components of our executive compensation program as well as the compensation earned by or paid to our named executive officers during 2013.

In the final section, titled “2014 Compensation Program Changes,” we describe changes made for 2014 and beyond that are intended to further focus and align our executive compensation program with our strategic direction.

Compensation Philosophy and Objectives

Our compensation philosophy remains consistent and straightforward—pay our executives competitive and fair compensation that is linked to individual and company performance. The objectives of our executive compensation program are to attract, retain, motivate, and reward executives in order to enhance the long-term profitability of the company, foster stockholder value creation, and align executives’ interests with those of our stockholders. We target our executive compensation levels to be at or near the median of compensation paid by comparable companies and we build in flexibility for above or below the median based on our and our executives’ actual performance. We believe that a substantial portion of total compensation for our executives should be variable and dependent on company and individual performance.

Compensation Oversight

The Compensation Committee’s primary responsibility is the oversight of our executive compensation and benefits programs. The committee’s purview includes determining and approving annual performance measurements and targets for our executive officers’ incentive pay as well as annually reviewing, determining and approving their compensation packages.

Management Input

As part of our process for establishing executive compensation, our CEO and our Senior Vice President, Human Resources, or SVP-HR, provide information and make recommendations to the Compensation Committee. Our CEO and/or SVP-HR provide the Compensation Committee with a detailed review of the actual results for the company and, as applicable, each operating division compared to the performance measures set at the beginning of the year under our annual incentive plan. Our CEO provides to the committee:

¡	performance evaluations of the executives who report to her;
¡	recommendations as to changes to base salaries as well as target amounts for annual cash bonuses and equity awards for each executive officer, excluding her own;
¡	recommendations regarding the individual portion of annual cash bonuses to be paid to our executive officers who report to her;
¡	recommendations regarding compensation packages for executives being hired or promoted; and
¡	proposed company and division performance targets.

Recommendations regarding target and actual executive compensation components are based on the principal duties and responsibilities of each position, competitor pay levels within our industry in both regional and national markets and at comparable companies, and internal pay equity, as well as on individual performance considerations.

Clearwater Paper Corporation 2014

Compensation Consultants

Deloitte Consulting LLP, or Deloitte, advised the Compensation Committee on executive compensation matters, as well as the competitive design of the company’s long-term and annual incentive programs from the fall of 2008 until the fall of 2013. Beginning in September of 2013, the committee engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, to advise it on such matters. The Nominating Committee also previously engaged Deloitte to advise the committee on director compensation matters and has engaged Semler Brossy to advise it on such matters going forward. Deloitte did not and Semler Brossy does not advise any of our executive officers as to their individual compensation. Further, Deloitte did not and Semler Brossy does not perform other compensation related services for the company.

At least every other year, the Compensation Committee’s consultant performs a competitive market assessment of each executive officer’s compensation package that the committee uses to analyze each component of such compensation as well as each executive officer’s compensation in the aggregate. The intent of these assessments is to evaluate the proper balance and competitiveness of our executive officers’ compensation as well as the form of award used to accomplish the objective of each component. The committee is also advised on an annual basis as to target performance measures and other executive compensation matters by its compensation consultant.

Ultimately, decisions about the amount and form of executive compensation under our compensation program are made by the Compensation Committee alone and may reflect factors and considerations other than the information and advice provided by its consultant or management.

Establishing Compensation

At meetings held in the first quarter of each year, the Compensation Committee typically takes the following actions relating to the compensation for our executive officers, and in some cases other senior employees:

¡	approves any base salary increases;
¡	approves the payment of cash awards under our annual incentive plan for the prior year’s performance;
¡	approves the settlement of any performance-based equity awards previously issued under our long-term incentive program;
¡	establishes the performance measures and approves the target award opportunity for cash awards under our annual incentive plan for the current year;
¡	establishes the performance measures for any performance-based equity awards under our long-term incentive program;
¡

approves the threshold and maximum levels of performance under our annual and long-term incentive plans, including performance shares, as well as the payouts for achieving those levels of performance; and

¡	approves the grant of performance shares and any other equity awards, such as options or restricted stock units that vest based on continued employment, under our long-term incentive program.

Use of Tally Sheets.    In connection with the committee’s review and approval of executive compensation, it periodically analyzes tally sheets prepared by its consultant and quantifies the elements of each executive officer’s compensation, including estimates of amounts that would be paid out in the event of a change of control and other termination scenarios. The committee also periodically reviews, as input to its decisions establishing our executive officers’ compensation, an analysis of current and future equity holdings and values using different stock price performance scenarios overtime. The purpose of the analysis is to assist the committee in determining if the compensation of our executive officers is appropriate given our projected performance.

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Competitive Market Assessments.    The committee conducts a periodic review of each of our executive officer’s compensation and, in connection with these assessments, analyzes competitive data provided by its compensation consultant. Deloitte performed such an assessment for the committee in January 2013. In January 2014, Semler Brossy performed such an assessment for the committee.

Deloitte’s 2013 market assessment utilized market data from relevant published survey sources, including the Forest Products Industry Compensation Association Survey for industry-specific market data, as well as surveys from Mercer and Towers Watson for market data on paper and allied products companies, manufacturing companies, and/or general industry companies of similar size. This sample included a number of the companies that comprised our 2013 peer group as well as other companies outside of that peer group to compare our executive compensation. In its competitive assessment, Deloitte gathered competitive compensation data that was adjusted, as possible and appropriate, to the revenues of the company for corporate-based employees and each operating division for division employees. The competitive assessment was based on executive positions that are comparable to those of our executive officers.

As part of the review and modification of our executive compensation program for 2014, Semler Brossy provided the Compensation Committee with analyses of our annual incentive plan and long-term incentive plan, as well as an updated market assessment of executive salaries.

Individual Performance.    We adjust compensation against the median level for individual executives, as appropriate, to recognize factors such as job performance, long-term potential and experience as well as for purposes of recruitment and retention. Total direct compensation (defined as base salary plus short- and long-term incentives) earned by our executives may vary from the market median (above or below) based on these factors.

The Role of Stockholder Advisory Vote.    At our annual meeting in 2013, our stockholders cast an advisory vote of approximately 94% in favor of the 2012 compensation of our named executive officers. Our Compensation Committee took the 2013 advisory vote of our stockholders into account as a factor in maintaining the overall structure of our 2013 executive compensation program. This strong stockholder support aside, the committee did make certain changes to our compensation program to further enhance its alignment with our strategic direction. These changes are discussed in “2014 Compensation Program Changes” on pages 34-36. At our annual meeting in 2014, our stockholders will again be provided the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers. This vote is set forth in Proposal 3 in this proxy statement. The Compensation Committee, as it did last year, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.

2013 Peer Group

The Compensation Committee’s primary criterion for peer companies for performance shares granted in 2013 was the paperboard and consumer tissue industry sectors and secondarily the companies’ respective annual revenue and market capitalization. The 2013 peer group, used for total stockholder return or TSR comparison purposes in connection with performance share grants for the three-year period beginning January 1, 2013, consisted of the companies in the table below.

Peer Group companies used for TSR:

Company Name
Boise Inc.(1)	Neenah Paper, Inc.
Buckeye Technologies Inc.(2)	Packaging Corp. of America
Domtar Corporation	PH Glatfelter Co.

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Company Name
Graphic Packaging Holding Company	Rock-Tenn Co.
Greif, Inc.	Schweitzer-Mauduit International Inc.
International Paper Co.	Sonoco Products Co.
Kapstone Paper & Packaging Corporation	Wausau Paper Corp
Kimberly-Clark Corporation	Weyerhaeuser Co.
MeadWestvaco Corporation

(1)	Boise Inc. was acquired by Packaging Corporation of America on October 25, 2013.

(2)	Buckeye Technologies Inc. was acquired by Georgia Pacific LLC on August 23, 2013.

Select companies within the peer group which are similar to us based on revenue and market capitalization were also used for executive officer compensation comparisons. These companies are listed in the following table.

Peer Group companies used for Executive Compensation comparisons:

Company Name	Revenue (in millions)(1)	Market Capitalization (in millions)(2)
Sonoco Products Co.	$4,805	$4,235
Graphic Packaging Holding Company	$4,457	$3,347
Greif, Inc.	$4,353	$2,493
Packaging Corp. of America	$3,137	$6,206
Boise Inc.	$2,501	-
PH Glatfelter Co.	$1,684	$1,196
Kapstone Paper & Packaging Corporation	$1,486	$2,665
Buckeye Technologies Inc.	$812	-
Wausau Paper Corp.	$448	$627
Neenah Paper, Inc.	$832	$691
Schweitzer-Mauduit International Inc.	$762	$1,616
25th Percentile	$822	$1,196
Median	$1,684	$2,493
75th Percentile	$3,745	$3,347
Clearwater Paper Corporation	$1,882	$1,132
Percentile Rank	52nd percentile	23rd percentile

(1)	Trailing four quarters of revenue as of December 31, 2013.

(2)	As of December 31, 2013.

Compensation Components

We balance our executives’ total direct compensation among three components:

¡	Base salary;
¡	Short-term, or annual, cash incentives; and
¡	Long-term equity-based incentives.

Compensation Component Objectives.    The Compensation Committee’s goal in determining compensation for our executive officers is to award compensation that is consistent with our compensation philosophy. Salaries are provided to employees as compensation for basic services to

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the company and to meet the objectives of attracting and retaining the talent needed to run our business. Our short-term cash incentives reward employees for helping us achieve or exceed annual financial targets. Our long-term equity incentives reward employees for helping us increase the value of our stock and outperform the market with respect to stockholder return. Our long-term equity incentives also provide retention incentives. Further, we set incentive and equity compensation as larger portions of total pay opportunities for executives with higher levels of responsibility. This is to ensure the interests of these senior executives are more closely aligned with those of our stockholders. See “2013 Target Compensation” on page 33 for our named executive officers target pay mix.

To ensure fiscal discipline, the Compensation Committee sets threshold performance levels below which no annual or long-term performance-based incentive payments are to be made and sets caps on the aggregate amount of incentive compensation that we can pay.

Base Salary.    The Compensation Committee targets executive base salaries at the median of competitive practice, with such adjustments as management and the committee deem necessary. We have base salary ranges for each level, or pay grade, for all of our salaried employees, including our CEO. The committee establishes these in part based on competitive pay data provided by its compensation consultant. The placement of an executive officer’s rate of pay within the salary range for a given position is determined by the committee and corresponds to the executive’s level of experience, job performance, long-term potential and tenure.

Annual Cash Incentives.    Our annual cash incentive program links compensation to annual company performance by awarding cash bonuses for achieving pre-defined corporate financial targets, and for 2013 pre-defined financial targets for divisional employees, as well as individual annual performance objectives. We designed our annual incentive program with the goals of ensuring the program was self- funding based on financial and operational performance; appropriately tied to performance measures and targets; and easily understandable for participants in terms of what they could receive based upon actual company performance, individual performance and operating division performance in 2013. Additionally, the Compensation Committee set a cap on the total amount a participant could be awarded under the program equal to 175% of the participant’s target, resulting in a cap of 175% of the aggregate target amount that could be funded and paid out by the company.

Target Opportunities.    The target annual cash bonus for each of our executive officers is defined as a set percentage of base salary based on the pay grade of the officer’s position. The Compensation Committee periodically reviews these target percentages for our executive officers and approves modifications when appropriate, based in part on the recommendations and input of management and its compensation consultant after a review of competitive practice.

Performance Measures.    At the beginning of the year, the Compensation Committee determines the objective performance measures that must be achieved in order for awards to be earned by executive officers. For 2013, the committee established two types of objective measures: first, relating to the company’s overall financial performance for the year, and second, for those executive officers in charge of operating divisions, a performance measure relating to the operating division’s performance for the year. The objective criteria are then communicated to the officers. Additionally, individual performance objectives are established at the beginning of the year for each executive officer that align with company financial and operating division objectives.

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Program Mechanics.    The target cash bonus amount for each participant is determined by multiplying the participant’s salary for the year by a predetermined percentage based on his or her base salary grade. In 2013, each individual’s cash bonus opportunity was apportioned as follows:

Individual Participants	Percentage of Bonus Based on Company Performance	Percentage of Bonus Based on Operating Division Performance	Percentage of Bonus Based on Individual Performance
Corporate Personnel	75%	-	25%
Operating Division Personnel (Consumer Products Division, and Pulp and Paperboard Division personnel)	37.5%	37.5%	25%

Separate target bonus pools were established for the company, individual and division performance components. No bonus pools fund unless the company’s financial performance is at least at the threshold level approved by the Compensation Committee at the beginning of the year.

Individual performance is measured against performance objectives set at the beginning of the year and a portion of a participant’s individual award component is available upon achievement of each objective, subject to the company achieving a threshold level of financial performance that will allow the individual bonus pool to be funded. The individual objectives were approved by a participant’s supervisor, by the CEO for executive officers, and by the Compensation Committee for the CEO.

Calculation of Earned Awards.    After the end of the year, actual financial performance is calculated and the results are compared to the pre-approved, objective performance measures. The attainment of the individual performance objectives are also assessed based on the individual employee’s annual performance against those objectives.

Earned awards are paid in cash in the first quarter of the year following the applicable performance year. If an executive officer does not meet his or her stock ownership requirement at that time, awards are paid 50% in cash and 50% in stock. Executive officers may also elect to defer annual incentive awards pursuant to our management deferred compensation program. Under our annual incentive plan, the Compensation Committee has discretionary authority to limit the amount and alter the time and form of payment of annual bonus awards even if we meet performance criteria. The committee did not exercise this authority for 2013.

Clawback.    The company has the right to cancel or adjust the amount of an annual incentive if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and, in the judgment of the committee, the financial statements as restated would have resulted in a smaller or no award if such information had been known at the time the award had originally been calculated or determined. In addition, in the event of such a restatement, we may require an employee who received an award to repay the amount by which the award was originally calculated or determined exceeds the award as adjusted, although we may be unable to compel the repayment of an award made to an ex-employee for years prior to 2013.

Long-Term Incentives.    Under our long-term equity incentive program, or LTIP, which is intended to link compensation to long-term company performance, we granted two types of equity awards in 2013:

¡	performance shares; and
¡	restricted stock units, or RSUs.

Performance Shares.    Performance shares granted in 2013 represent the contingent right to receive a varying number of shares of common stock based on our total stockholder return, or TSR, performance

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over a three-year period relative to the peer group beginning in 2013. TSR is comprised of the change in a company’s stock price from the beginning of the performance period compared to the end of the performance period, and includes all cash and stock dividends paid on shares of common stock. The company’s stock price at the beginning and end of a performance period is measured over a fixed period of time, currently the final forty trading days in the year prior to the start of the performance period and the final forty trading days in the final year of the performance period. We use performance shares to serve three key objectives: first, to reward employees when the company achieves total stockholder returns that exceed those of applicable peer group members; second to encourage employees to focus on enhancing long-term stockholder value; and third to align management’s interests with stockholders’ interests. In 2013, we provided 75% of the targeted annual value of long-term incentive awards for our NEOs in the form of performance shares, and our CEO received 100% of the target value of her long-term incentive award in performance shares. The committee awards performance share grants to our executive officers annually, in the first quarter of each year.

Payout of our performance shares for the past three years has been: 200% for 2009-2011, 101.4% for 2010-2012, and 0% for 2011-2013.

Restricted Stock Units.    RSUs represent the contingent right to receive a fixed number of shares of common stock in the future if the employee remains employed through the applicable vesting period. We use RSUs to help recruit and retain key employees and to align the interests of executives with those of our stockholders. We believe that RSUs enhance retention of officers and other key personnel as a result of the vesting period. Additionally, these awards encourage recipients to take actions aimed at increasing the underlying value of the shares associated with RSUs over the vesting period since RSUs cannot be paid out until fully vested.

The committee awards annual RSU grants to our executive officers, other than our CEO, in the first quarter of each year. These RSU grants generally vest at the end of a three-year period subject to continued employment.

Long-Term Incentive Opportunities.    The committee establishes guideline or target, long-term incentive values for each executive officer pay grade, taking into consideration competitive long-term equity incentive opportunities, as well as equity usage and shareholder dilution, overall. Based on an assessment of competitive long-term equity incentive opportunities performed by the Compensation Committee’s consultant, guideline or target, long-term incentive values are established for each executive officer pay grade. These guideline values are expressed as a percentage of the midpoint within the applicable salary range for a named executive officer. The guideline long-term incentive values, which generally approximate the median of competitive practice for our executive base salary grades, are then converted to a guideline number of performance shares and RSUs based on the average closing price for our common stock over a fixed period of time prior to the date of grant. The actual number of performance shares and RSUs granted to eligible employees are further subject to an increase or decrease at the Compensation Committee’s discretion, based upon management’s assessment of an individual employee’s past contributions and potential future contributions to the company. For the CEO, the committee determines the number of long-term incentive awards to be granted using information supplied by its compensation consultant of competitive long-term incentive opportunities and the committee’s evaluation of the CEO’s performance.

Timing of Long-Term Incentive Awards.    The grant date for annual equity awards is the day of the Compensation Committee meeting at which the awards are approved. These meetings are scheduled well in advance and are not coordinated with the release of any material, non-public information. For executive officers who are hired during the year, the committee generally approves equity grants that are effective upon the executive’s start date. For the purpose of converting the dollar value of a grant

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into a set number of shares, the committee may approve the use of the price of our common stock as of the grant date or the use of an average trading price over a set period, and for any grant of stock options, the exercise price is to be set at the closing price on the date of grant.

Limitations on and Adjustments to Long-Term Awards.    The Compensation Committee reserves the right to reduce or eliminate any performance share award to an employee, or to all senior employees as a group, if it determines that TSR has been insufficient, or if our financial or operational performance has been inadequate. The committee did not exercise this authority for 2013.

Clawback.    The company has the right to cancel or adjust the amount of any equity award if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and, in the judgment of the committee, the financial statements as restated would have resulted in a smaller or no award if such information had been known at the time the award had originally been calculated or determined. In addition, in the event of such a restatement, we may require an employee who received an award to repay the amount by which the award was originally calculated or determined exceeds the award as adjusted.

Analysis of 2013 Compensation

Based upon updated market data provided by Deloitte and the individual performance of each of our named executive officers, the committee instituted the changes described below to components of our named executives’ compensation to further align our executive compensation with our compensation philosophy and objectives and with the compensation programs of comparable companies.

Salary

To align compensation with the median of comparable companies and taking into consideration an individual executive’s experience, performance, long-term potential and tenure, the Compensation Committee set the base salary for each of our named executive officers as follows:

Name(1)	% Change	2013 Annual Salary(2)	2012 Annual Salary(2)
Linda K. Massman President and Chief Executive Officer(3)	33.3%	$700,000	$525,000
John D Hertz Senior Vice President, Finance and Chief Financial Officer	5.0%	$420,000	$400,000(4)
Thomas A. Colgrove Senior Vice President and President Consumer Products Division(5)	18.4%	$450,000	$380,000
Michael S. Gadd Senior Vice President, General Counsel and Corporate Secretary	6.2%	$345,000	$325,000

(1)	For purposes of this table, which is to show year-over-year changes or comparisons for our executive officers, we are not including information for Danny G. Johansen who served in a non-executive role in 2012.

(2)	Actual salaries paid for 2012 and 2013 as shown in the 2013 Summary Compensation Table on page 40 may differ due to timing of annual salary increases.

(3)	Ms. Massman became President and CEO on January 1, 2013. She served as President and COO in 2012 as well as CFO, in addition to her services as COO, until April 12, 2012.

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(4)	As Mr. Hertz joined the company on June 28, 2012, this represents an annualized salary. His actual pro-rated salary for 2012 was $203,077.

(5)	Mr. Colgrove served as the Senior Vice President, President Pulp and Paperboard Division in 2012.

Annual Incentives

The core mechanics of our annual incentive program remained the same for 2013 as in 2012, with financial performance goals for the 2013 performance year based on company and divisional EBITDA as applicable to the individual executive officer. The 2013 target bonus opportunities for our named executive officers under our annual incentive plan were as follows:

	2013 AIP Target(1)		2012 AIP Target(1)
Name(2)	% Amount	$ Amount	% Amount	$ Amount
Linda K. Massman(3)	100%	$700,000	75%(3)	$393,750
John D. Hertz	65%	$270,833	65%	$260,000	(4)
Thomas A. Colgrove	65%	$292,500	65%	$243,750
Michael S. Gadd	55%	$187,917	55%	$176,458

(1)	AIP targets are a percentage of a named executive officer’s actual salary paid in a given year and percentage amounts are pre-established for the pay grade to which the named executive officer’s position is assigned.

(2)	For purposes of this table, which is to show year-over-year changes or comparisons for our executive officers, we are not including information for Danny G. Johansen who served in a non-executive role in 2012.

(3)	In connection with Ms. Massman becoming President and CEO on January 1, 2013, her target AIP percentage was increased to 100% in 2013, which was the same percentage target for our CEO in 2012.

(4)	As Mr. Hertz joined the company on June 28, 2012, this represents an annualized AIP target award. His actual pro-rated 2012 AIP target award was $140,833.

Annual Performance Measures

For purposes of determining 2013 annual cash incentives, the Compensation Committee compared the company’s and each operating division’s EBITDA results to the targets established at the beginning of the year. Using EBITDA as the metric to measure performance ensured a self-funded bonus program and focused participants on generating income and cash flow by both increasing revenues and controlling costs. In addition, EBITDA is a common measure used by the investment community to measure the performance of companies like ours. We believe that the use of this measure aligns our employees’ and stockholders’ interests. The Compensation Committee approved the EBITDA performance targets at the beginning of 2013.

The company and operating division EBITDA performance scales for 2013 annual cash bonuses and the corresponding performance modifiers as a percentage of target were as follows:

Performance Level	EBITDA Performance (Versus EBITDA Target)	Performance Modifier (Percentage of Target Bonus)
Threshold	75% of EBITDA Target	25% x Target Bonus
Target	100% of EBITDA Target	100% x Target Bonus
Maximum	133.3% of EBITDA Target	200% x Target Bonus

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The performance modifiers proportionally increase or decrease between threshold and target levels and between target and maximum levels. There is no funding of the company or an operating division bonus pool for EBITDA performance below the threshold level and therefore no annual award payment made from such pool to pool participants.

A funded bonus pool for the company and operating divisions, which provided 75% of the target bonus for each participant, could not exceed the lesser of the pool maximum approved by the Compensation Committee or 200% of the applicable performance pool. The bonus pool for individual performance, which represents 25% of the target bonus for each participant, funds at 100% of target if company EBITDA performance is determined by the committee to be at least at the threshold performance level, and could not fund greater than 100%. Because the bonus pool for individual performance could not fund greater than the 100% level, the most that could be paid out by the company pursuant to the annual incentive program was 175% of the aggregate target amount of all bonuses to all participants for the year. If the company had not achieved the company EBITDA threshold performance level, no bonus pool, including the operating division pools and individual pool, would have been funded for the year.

Under our annual cash incentive program, when measuring final EBITDA results for a period relative to the EBITDA targets for the period, the Compensation Committee may make appropriate adjustments to exclude certain events that occur during the performance period, including items the committee determines are extraordinary or otherwise not indicative of the company’s core performance.

Long-Term Incentive Awards

We continued to award long-term incentive awards in the form of RSUs and/or performance shares in 2013. The long-term incentive award granted to eligible employees, excluding our CEO, in 2013 consisted of:

¡

75% in the form of performance shares that may settle in our shares based on our TSR compared to that of our 2013 peer group during the three-year performance period beginning January 1, 2013, and ending December 31, 2015; and

¡	25% in the form of time-vested RSUs with three-year “cliff” vesting subject to continued employment.

Our CEO received 100% performance shares for her long-term incentive award. However, in connection with her becoming President and CEO on January 1, 2013, she received an award of RSUs valued at $1.4 million at the time of grant, which vests in full on December 31, 2015.

In 2013, the guideline long-term incentive award targets for our named executive officers were as follows:

	2013 LTIP Target(1)		2012 LTIP Target(1)
Name(2)	% Amount	$ Amount	% Amount	$ Amount
Linda K. Massman(3)	200%	$1,600,000	150%	$787,500
John D. Hertz	100%	$401,000	100%	$384,600(4)
Thomas A. Colgrove	80%	$312,000	80%	$307,680
Michael S. Gadd	75%	$247,500	75%	$229,425

(1)	LTIP targets are a percentage of the salary grade midpoint for a named executive officer’s position.

(2)	For purposes of this table, which is to show year-over-year changes or comparisons for our executive officers, we are not including information for Danny G. Johansen who served in a non-executive role in 2012.

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(3)	In connection with Ms. Massman’s becoming President and CEO, her LTIP target and midpoint were increased accordingly for 2013.

(4)	As Mr. Hertz joined the company on June 28, 2012, this represents an annualized LTIP target award. His actual pro-rated 2012 LTIP target award amount was $192,300.

Long-Term Performance Measures

For the three-year performance period beginning January 1, 2013, and ending December 31, 2015, the relative TSR performance scale and the corresponding number of shares earned as a percentage of target were set by the Compensation Committee as follows:

Performance Level	Total Stockholder Return Percentile Rank (Versus 2013 Peer Group)	Number of Shares Earned (Percentage of Target)
Threshold	33rd Percentile	25% of Target
Target	50th Percentile	100% of Target
Maximum	85th Percentile	200% of Target

The number of performance shares earned for relative TSR performance will proportionately increase or decrease between threshold and target levels and between target and maximum levels. Performance at the 85th percentile would require that we outperform 14 of the 17 members of the peer group companies.

The Compensation Committee believes that for purposes of measuring relative corporate performance for awarding long-term incentives:

¡

the 33rd Percentile is an appropriate “floor” for purposes of setting a minimum standard of performance—it is well above bottom-quartile performance against the peers, which ties into our larger pay-for-performance philosophy, and specifically, the notion that executives are not rewarded for minimal performance;

¡

the 50th Percentile is an appropriate measure for purposes of paying 100% of the target amount—it aligns directly to our overall positioning of target pay opportunities at the median of our competitive market; and

¡

the 85th Percentile is an appropriate performance requirement for purposes of paying 200% of the target amount—it is well into top-quartile performance against the peers, which aligns well with our overall orientation to above-target pay only for superior performance.

2013 Peer Group

In consultation with Deloitte, we largely retained the same peer group we used in 2012 because that peer group provided consistency in our compensation program during a year of substantial change in our executive ranks. The peer group is used for measuring relative TSR for performance shares, and select companies within the peer group were used for comparing compensation levels. See “2013 Peer Group” table on pages 24-25.

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2013 Target Compensation

To better align the goals of our executives with higher levels of responsibility with our short- and long-term business goals, we compensate those executives with a higher proportion of variable compensation.

These charts show the percentage amounts for salary, target annual incentive award, and target long-term incentive award for our CEO and other named executive officers, i.e., the mix of pay.

2013 AIP Awards

Annual cash incentive awards for 2013 were paid as a result of:

¡	the company’s and each operating divisions’ EBITDA performance, as determined by the Compensation Committee; and
¡	each officer’s performance measured against his or her specific individual objectives.

The 2013 target EBITDA, the 2013 EBITDA as determined by the committee, and the corresponding percentage of target award amount for the company and divisional targets were as follows:

Performance Level
	Company(1)	Consumer Products(1)(2)	Pulp & Paperboard(3)
2013 Target EBITDA	$241.8 Million	$179.7 Million	$113.7 Million
2013 EBITDA	$195.6 Million	$124.0 Million	$119.0 Million
Approved Percentage of Target	43%	0%	147%

(1)

For purposes of establishing 2013 Target EBITDA and measuring 2013 EBITDA company performance and consumer products EBITDA performance, the committee adjusted EBITDA for expenses incurred by the company in connection with the closure of and relocation of equipment from the consumer products Thomaston, Georgia facility. The 2013 EBITDA for the company shown in the table is presented in Item 7, Management’s Discussion and Analysis of Financial

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Condition and Results of Operations, under the heading Earnings Before Interest, Depreciation and Amortization (EBITDA) and Adjusted EBITDA, in our Annual Report on Form 10-K, filed on February 20, 2014, which we refer to as our 10-K, by taking our net earnings, and adding net interest expense, income taxes, depreciation and amortization and $6.0 million of expenses related to the Thomaston facility reorganization.

(2)	The 2013 EBITDA for our consumer products division as determined by the committee can be calculated from amounts appearing in Note 17 to the audited financial statements in our 10-K, specifically by taking the division’s operating income and adding depreciation and amortization, and $6.0 million of expenses related to the Thomaston facility closure presented in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, under the heading Earnings Before Interest, Depreciation and Amortization (EBITDA) and Adjusted EBITDA in the 10-K.

(3)	The 2013 EBITDA for our pulp and paperboard division as determined by the committee can be calculated from amounts appearing in Note 17 to the audited financial statements in our 10-K, specifically by taking the division’s operating income and adding its depreciation.

2013 AIP Individual Performance

Under our annual incentive plan, 25% of the award for each named executive officer is based upon individual performance. In early 2013, objectives were established for each executive officer within the range of their responsibilities, and these objectives included: optimization of the business in line with our strategic objectives, continued improvement of the effectiveness of safety programs, and succession strategies for key roles in the company. The outcome of the evaluations of our named executive officer’s individual performance with these objectives was as follows:

Name	% of Individual Target Amount Awarded	Amount of Individual Performance Award Paid	Total Annual Incentive Award Paid(1)
Linda K. Massman	25%	$175,000	$400,800
John D. Hertz	25%	$67,708	$155,100
Thomas A. Colgrove	22%	$64,350	$111,500
Danny G. Johansen	23%	$52,325	$214,400
Michael S. Gadd	25%	$46,979	$107,600

(1)	Includes annual incentive award for company, operating division (if applicable) and individual performance.

2014 Compensation Program Changes

We last substantially modified our annual and long-term incentive programs following our first full year of operations as a stand-alone company in 2009. Those modifications went into effect in 2010 and largely remained in place through 2013. During 2013 and into early 2014, we reviewed the structure of those programs to determine whether any changes were warranted in terms of objectives, mechanics and performance measures. In doing so, our goal for executive compensation and a wide selection of salaried employees, was to further optimize the alignment of our incentive compensation with our corporate strategy and direction as well as with the compensation of comparable companies. As part of this re-evaluation of our executive compensation program for 2014, Semler Brossy provided the Compensation Committee with analyses of our annual incentive plan and long-term-incentive plan, as well as an updated market assessment of executive salaries. Based on Semler Brossy’s analysis and our current corporate strategy and direction, management developed and proposed changes to our executive compensation program that the Compensation Committee approved.

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Annual Incentives

Our goals in refining our annual incentive program were to ensure the program continued to be self-funding based on financial and operational performance, was appropriately tied to performance measures and targets, and was clear to participants in terms of what they could receive based upon actual company and individual performance. We maintained a cap on the total amount a participant could be awarded under the program equal to 175% of target based on performance for 2014, and accordingly a cap of 175% of the aggregate target amount that can be funded and paid out by the company.

Focus on Company and Individual Performance.     The target cash bonus amount for each participant, including our named executive officers, will continue to be determined as a set percentage of the participant’s base salary based on his or her salary grade. In order to encourage a unified focus on overall company performance, we eliminated the target bonus for divisional performance so that cash bonus opportunities will be apportioned solely among companywide and individual performance as follows:

AIP Participant	Percentage Based on Company Performance	Percentage Based on Individual Performance
All Participating Personnel	75%	25%

Performance Measures:     EBITDA and EBITDA Margin. For 2014, we will continue to measure company performance-based on EBITDA but have also added EBITDA Margin, a measurement of a company’s operating profitability, for purposes of determining annual cash incentives. The addition of EBITDA Margin is intended to focus participants on the quality of income and cash flow, both through top-line growth and greater efficiencies. We believe that the use of these measures will further improve the alignment of our employees’ and stockholders’ interests. The company performance measures and funding of the company target bonus pool for 2014 are:

50% of Target Company Performance Pool Based on EBITDA Performance Against Target
50% of Target Company Performance Pool Based on EBITDA Margin Performance Against Target

The individual bonus pool will fund at 100% of target if company EBITDA performance is at least at threshold, and cannot fund greater than 100%. This results in a cap on what could be paid out for a year equal to 175% of the aggregate target amount for that year. If the company does not achieve the EBITDA threshold, neither the company performance bonus pool nor the individual bonus pool will be funded for the year.

Long-Term Incentives

Our primary goal in refining our long-term incentive program was to keep our management team aligned with the interests of our stockholders by driving stock performance in both relative and absolute terms. Our secondary goal was to continue the talent retention and recruitment benefits of long-term incentive awards. We sought to balance these goals and outcomes over time through the form of the equity awards we granted.

Addition of Stock Option Award.     The target long-term incentive, or equity, award for each participant, including our named executive officers, will continue to be determined as a set percentage of the mid-point of the participant’s salary grade. To focus on relative total stockholder return, we will continue to

Clearwater Paper Corporation 2014

award performance shares, although we have made changes to the performance measure as discussed below. To focus on absolute stock performance, that is, purely on increasing our stock price, we have decided to issue stock options as part of our long-term incentive awards. To focus on talent retention and recruitment, we maintained the RSU portion of our long-term incentive program at 25%. All participants in our long-term incentive plan, excluding our CEO, received their 2014 awards in the following proportions:

	RSUs	Options	Performance Shares
Percentage of LTIP Award	25%	37.5%	37.5%

Our CEO’s 2014 long-term incentive award was 50% performance shares and 50% options to provide her with the highest degree of variable, or at-risk, compensation consistent with aligning her pay to the performance of the company and enhancing the link between her pay and shareholder value creation.

Use of an Index Rather than Peer Group for TSR Comparison.     The relative TSR performance for the performance shares we granted for the 2014-2016 period will be measured against the S&P MidCap Index excluding financial institutions. We decided to measure TSR performance against a broad index of similarly sized companies because we determined that the smaller peer group we used in the past did not fully represent our significant consumer products business. We experienced wide variability in the relative measurement as a result of using a set peer group with relatively few companies. Going forward, the S&P MidCap Index (excluding financial institutions) will retain the discipline and transparency of using a relative performance measure and it will provide a more stable basis for relative TSR comparison over time.

Stock options were granted at fair market value and are intended to qualify as performance-based awards under Section 162(m).

Other Compensation Related Matters

Officer Stock Ownership Guidelines and Limitations on Securities Trading

In the interest of promoting and increasing equity ownership by our senior executives and to further align our executives’ long-term interests with those of our stockholders, we have adopted the following stock ownership guidelines:

Title	Value of Clearwater Paper Equity Holdings
Chief Executive Officer	5x Base Salary
Division President	2x Base Salary
Senior Vice President	2x Base Salary

Each executive must acquire, within five years of his or her becoming an executive officer, at least the equity value shown above. Each of our named executive officers has met his or her current equity ownership requirements.

Shares held in a brokerage account, an account with our transfer agent or in our 401(k) Plan, common stock units owned as a result of deferred awards made under our incentive programs, and any vested RSUs, all count towards the ownership requirement. Shares subject to unvested RSUs, unexercised options or unearned performance shares, however, do not count toward the ownership guidelines. The value of the shares held by an officer will be measured by the greater of the value of the shares at the (i) time acquired or fully vested or (ii) the applicable annual measurement date, based on the twenty-

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day average closing price of our stock before that measurement date. The stock ownership of all our named executive officers as of February 28, 2014, is presented on page 15. See “Security Ownership of Certain Beneficial Owners and Management.”

If an executive does not meet his or her ownership requirement or the ownership requirement is not maintained after it is initially met, incentive awards to be made under our annual incentive program are paid 50% in cash and 50% in stock, and any performance share award that is earned, on an after-tax basis, must be retained to the extent necessary to meet the stock ownership guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees are prohibited from engaging in short sales of company securities, pledging company securities, purchasing company securities on margin, and engaging in transactions in puts, calls or other derivatives trading on an exchange in regard to company securities.

Executive Severance and Change of Control Plans

The Compensation Committee believes that our Executive Severance Plan and our Change of Control Plan provide tangible benefits to the company and our stockholders, particularly in connection with recruiting and retaining executives in a change of control situation. We do not provide for excise tax gross-ups upon a change of control. We do not view our change of control benefits or post-termination benefits as core elements of compensation due to the fact that a change of control or other triggering event may never occur. Our objectives in having the Executive Severance Plan and Change of Control Plan are consistent with our compensation objectives to recruit, motivate and retain talented and experienced executives. In addition, we believe these plans provide a long-term commitment to job stability and financial security for our executives and encourage retention of those executives in the face of the uncertainty and potential disruptive impact of an actual or potential change of control. Our change of control policies ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions and are intended to reassure executives that they will receive previously deferred compensation and that prior equity grants will be honored because decisions as to whether to provide these amounts are not left to management and the directors in place after a change of control. Our change of control and post-termination benefits are not provided exclusively to the named executive officers, but are also provided to certain other management employees. Severance and change of control benefits are discussed in detail on pages 49-55. See “Potential Payments Upon Termination or a Change of Control.”

Section 162(m)

Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for annual compensation in excess of $1 million paid to the CEO and certain other named executive officers. Companies may deduct compensation above $1 million, however, if it is “performance-based compensation” within the meaning of the Code. While the Compensation Committee considers the effect of this rule in developing and implementing our compensation program, in order to preserve the committee’s flexibility, we have not adopted a policy that all applicable compensation must qualify as deductible under Section 162(m). However, our annual incentive program and the performance share and option award portions of our long-term incentive program are intended to qualify as performance-based compensation. Our stockholders have previously approved our annual incentive plan and stock incentive plan for purposes of Section 162(m).

Salaried Retirement Benefits

Salaried Retirement Plan.    The company sponsors a Salaried Retirement Plan, or Retirement Plan, which provides a pension to salaried employees of Clearwater Paper as of December 15, 2010, including some of our named executive officers. This plan is discussed in detail on pages 46-47. See

Clearwater Paper Corporation 2014

“Post Employment Compensation.” We closed the Retirement Plan to new participants effective December 15, 2010, and froze the accrual of further benefits for current participants under the plan as of December 31, 2011. In lieu of further accrual of benefits under the Retirement Plan, we are providing enhanced 401(k) contributions to provide a competitive and sustainable retirement benefit to the prior plan participants and new salaried employees.

401(k) Plan.    Under the Clearwater Paper 401(k) Plan, or the 401(k) Plan, in 2013 we made matching contributions equal to 70% of a salaried employee’s contributions up to 6% of his or her annual cash compensation, subject to applicable tax limitations. Eligible employees who elect to participate in this plan are 100% vested in the matching contributions upon completion of two years of service. All eligible nonunion employees of Clearwater Paper and its subsidiaries, including our named executive officers, are permitted to make voluntary pre-tax and after-tax contributions to the plan, subject to applicable tax limitations. The employee contributions are eligible for matching contributions as described above. Additionally, in connection with our decision to close the Retirement Plan and cease to accrue further benefits for participants under that plan at the end of 2011, beginning in 2012 we began making enhanced contributions to employees’ accounts under the 401(k) Plan of 3.5% of an employee’s eligible annual compensation. Also, in order to transition participating employees who were at least age 45 as of December 31, 2011, from our Retirement Plan to the 401(k) Plan, we will contribute additional amounts for a period of up to 5 years from January 1, 2012, to the employee’s 401(k) Plan account based upon the employee’s age as follows:

Age	% of Compensation
Age 45-49	4.0%

Age 50-54	5.5%

Age 55-59	7.0%

Age 60+	8.5%

Enhanced and transitional contributions are immediately vested.

Supplemental Benefit Plan.    Our Clearwater Paper Salaried Supplemental Benefit Plan, or Supplemental Plan, provides retirement benefits to our salaried employees, including our named executive officers, based upon the benefit formulas of our Retirement Plan and 401(k) Plan. Benefits under the Supplemental Plan are based on base salary and annual bonus, including any such amounts that the employee has elected to defer, and are computed to include amounts in excess of the IRS compensation and benefit limitations applicable to our qualified plans. Otherwise, these benefits are calculated based on the qualified plan formulas and do not augment the normal benefit formulas applicable to our salaried employees. These plans are discussed in detail on page 47. See “Summary of Plan Benefits.”

To appropriately align with the change to the Retirement Plan and the introduction of the enhanced 401(k) Plan benefits, the Supplemental Plan based on the Retirement Plan benefit formula was frozen as of December 31, 2011, and the portion of the Supplemental Plan based on the 401(k) Plan benefit formula includes any enhanced and transitional 401(k) contributions that would exceed the IRS compensation and benefit limits.

Other Benefits

Health and Welfare Benefits.    All full-time employees, including our named executive officers, may

Clearwater Paper Corporation 2014

participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Personal Benefits.    We do not provide perquisites or other personal benefits to our officers or senior employees, with the exception of certain relocation expenses. Salaried employees, including named executive officers, who participate in our relocation program receive a tax gross-up on certain of the relocation benefits provided. Our health care and other medical insurance programs, as well as the 401(k) Plan, are the same for all U.S.-based salaried employees, including named executive officers.

Clearwater Paper Corporation 2014

EXECUTIVE COMPENSATION TABLES

2013 Compensation

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Linda K. Massman	2013	$700,000		$3,643,186	$400,800	($52,340)	$149,721	$4,841,367
President and Chief Executive Officer	2012	$525,000		$833,250	$494,200	$58,219	$117,094	$2,027,763
	2011	$454,167		$508,608	$295,100	$111,912	$32,500	$1,402,287
John D. Hertz	2013	$416,667		$520,456	$155,100	$0	$45,689	$1,137,912
Senior Vice President, Finance and Chief Financial Officer	2012	$203,077		$902,895	$176,700	$0	$408,916	$1,691,588

Thomas A. Colgrove	2013	$450,000		$809,886	$111,500	($12,719)	$115,133	$1,473,800
Senior Vice President and President Consumer Products Division	2012	$375,000		$473,364	$260,700	$24,112	$112,622	$1,245,798
	2011	$340,000		$406,971	$320,200	$94,494	$25,526	$1,187,191
Danny G. Johansen(5)	2013	$350,000		$404,943	$214,400	($181,574)	$70,664	$858,433
Senior Vice President and President Pulp and Paperboard Division

Michael S. Gadd	2013	$341,667		$481,841	$107,600	($43,070)	$70,891	$958,929
Senior Vice President, General Counsel and Corporate Secretary	2012	$320,833		$352,958	$221,500	$51,212	$56,234	$1,002,737
	2011	$295,000		$303,424	$159,800	$108,199	$27,554	$893,977

(1)	For 2013, this column shows the aggregate grant date fair value of the RSUs granted to all of our named executive officers, including our CEO who received RSUs in connection with her assuming the position of CEO on January 1, 2013, and performance shares granted to all of our named executive officers.

In accordance with FASB ASC Topic 718, the grant date fair value reported for all RSUs was computed by multiplying the number of shares subject to the RSU award by the closing price of Clearwater Paper’s stock on the grant date.

The grant date fair values reported for all performance shares were based upon the probable outcome of the TSR performance condition, which amounts were determined consistent with the estimate of the aggregate compensation cost to be recognized over the performance period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of performance share awards for purposes of estimating compensation cost was calculated using a Monte Carlo simulation model. The assumptions underlying FASB ASC Topic 718 valuations performed are discussed in Note 13 to our audited financial statements included in our 10-K.

Clearwater Paper Corporation 2014

Following is the value as of the grant date of the performance shares granted by us in 2012 and 2013, to our named executive officers except for Mr. Johansen who was not a named executive officer in 2012, assuming the highest level of TSR performance would have been or will be achieved (resulting in settlement of 200% of the shares subject to the award) in each case based on Clearwater Paper’s closing stock price on the applicable grant date:

Name	Grant Date Value Assuming Highest Level of TSR Performance (Based on Grant Date Stock Price)
Linda K. Massman
2013 Performance Shares	$3,306,270
2012 Performance Shares	$1,461,914
John D. Hertz
2013 Performance Shares	$621,427
2012 Performance Shares	$302,019
Thomas A. Colgrove
2013 Performance Shares	$967,001
2012 Performance Shares	$642,601
Danny G. Johansen
2013 Performance Shares	$483,501
Michael S. Gadd
2013 Performance Shares	$575,357
2012 Performance Shares	$479,162

(2)	This column shows cash bonuses earned under our annual incentive plan. Annual bonuses relating to performance in 2013 were actually paid in 2014.

(3)	Represents the aggregate annual change in the actuarial present value of accumulated pension benefits under all of our defined benefit and actuarial pension plans. No portion of the amounts shown in this column is attributable to above market or preferential earnings on deferred compensation.

(4)	All other compensation earned or allocated during the fiscal year ending December 31, 2013, is as provided in the table below:

Name	Company Contributions		Other Benefits
	401(k)	Supp 401(k)(a)
Linda K. Massman	$29,835	$109,886	$10,000(b)
John D. Hertz	$19,635	$26,054
Thomas A. Colgrove	$33,500	$81,633
Danny G. Johansen	$36,203	$34,461
Michael S. Gadd	$29,835	$36,056	$5,000(c)

(a)	Allocations made under the 401(k) Plan supplemental benefit portion of our Supplemental Plan.

(b)	Includes a charitable contribution by the company of $10,000 made to the YWCA of Spokane of which Ms. Massman serves as director.

Clearwater Paper Corporation 2014

(c)	Includes a charitable contribution of $5,000 made to Second Harvest Inland Northwest of which Mr. Gadd serves as a director.

(5)	Mr. Johansen was promoted to Senior Vice President, President Pulp and Paperboard division on January 1, 2013. Prior to that date, Mr. Johansen served in a non-executive role in 2011 and 2012, so no data is provided for these years in this table.

Grants of Plan-Based Awards for 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units(#)	Grant Date Fair Value
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Linda K. Massman	1/1/2013							35,587(3)	$1,425,259
	2/25/2013	$306,250	$700,000	$1,225,000	8,737	34,950	69,900		$2,217,927

John D. Hertz	2/25/2013	$118,489	$270,833	$473,958	1,642	6,569	13,138		$416,869
	2/25/2013							2,190(4)	$103,587

Thomas A. Colgrove	2/25/2013	$127,969	$292,500	$511,875	2,555	10,222	20,444		$648,688
	2/25/2013							3,408(4)	$161,198

Danny G. Johansen	2/25/2013	$99,531	$227,500	$398,125	1,277	5,111	10,222		$324,344
	2/25/2013							1,704(4)	$80,599

Michael S. Gadd	2/25/2013	$82,214	$187,917	$328,855	1,520	6,082	12,164		$385,964
	2/25/2013							2,027(4)	$95,877

(1)	Actual amounts paid under our annual incentive plan for performance in 2013 were paid in March 2014, and are reflected in the Summary Compensation Table on page 40 in the column titled “Non-Equity Incentive Plan Compensation.” Awards granted under our annual incentive plan include an operational component related to company EBITDA, and in the case of our operating division presidents divisional EBITDA, so that EBITDA performance accounts for 75%, and an individual performance component, which accounts for 25% of the target bonus measure for 2013. The company and divisional portion of the target annual bonus amount can be up to 200% of target depending on the respective EBITDA performance of the company and the applicable division, but the individual component of the bonus cannot be greater than 100% of target. This results in a cap on what could be paid out equal to 175% of the aggregate target amount for the year. If the company EBITDA threshold target is not met, no participant is eligible to receive a bonus, including the individual bonus component, under our annual incentive plan for that year. The threshold amounts shown in the table assume threshold company performance, threshold divisional performance (if applicable) and 100% of the individual performance component being paid.

(2)	Amounts shown represent performance shares granted for the performance period 2013-2015. With the exception of Ms. Massman, named executive officers’ total long-term incentive grants were in the form of 75% performance shares that may pay out based on our TSR compared to that of our peer group during the three-year performance period, and 25% time-vested RSUs with three-year “cliff” vesting subject to continuing employment. The grant date fair value of the performance share awards has been calculated based on the probable outcome of the TSR performance as of the grant date, consistent with FASB ASC Topic 718.

(3)	Amounts represent RSUs which were granted to Ms. Massman in connection with her assuming the position of CEO. This award vests in full on December 31, 2015.

(4)	Amounts represent RSUs with three-year “cliff” vesting described in footnote 2.

Compensation of Chief Executive Officer

Linda K. Massman.    Pursuant to Ms. Massman’s employment agreement, dated effective January 1, 2013, for her service as President and CEO, her target annual bonus opportunity was 100% of her

Clearwater Paper Corporation 2014

actual salary for 2013. She was paid an annual bonus of $400,800 for 2013. Her bonus could have ranged from zero to 1.75 times the target amount based on company and individual performance criteria established by the Compensation Committee. Ms. Massman also participates in our long-term incentive program on terms established by the committee, and for 2013, she was eligible for a target award of 200% of the midpoint range of her salary grade.

Ms. Massman receives other benefits generally available to our officers and other eligible employees including participation in our Supplemental Plan and Retirement Plan. See narrative following the “Pension Benefits Table.”

Ms. Massman is entitled to certain payments upon termination or a change of control. See “Potential Payments Upon Termination or Change of Control-Ms. Massman’s Employment Agreement.” Ms. Massman is also prohibited from competing against us or soliciting our or our affiliates’ employees and from soliciting customers on behalf of any competitor for one year following termination of her employment if her employment terminated without cause, if her employment terminated more than twenty-four months after a change of control, or if she terminated her employment for good reason, and for two years following termination of her employment for any other reason.

The Compensation Committee has reviewed all components of the compensation of Ms. Massman, including base salary, annual incentive award and long-term incentive awards plus the cost of any other salaried employee benefits and projected payout obligations under several potential severance and change of control scenarios. Based on this review, the committee has determined that the total compensation of Ms. Massman is in the aggregate reasonable and not excessive and is consistent with the committee’s evaluation of her performance. The committee also determined, in the case of severance and change of control scenarios, that the potential payouts were appropriate.

Clearwater Paper Corporation 2014

2013 Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Linda K. Massman
Performance Share Grant (2013-2015)				34,950	$1,834,875
Restricted Stock Units (2013)	35,587	(4)	$1,868,318
Performance Share Grant (2012-2014)				5,177	$271,779
John D. Hertz
Restricted Stock Units (2013)	2,190	(5)	$114,975
Performance Share Grant (2013-2015)				6,569	$344,873
Restricted Stock Units (2012)	1,499	(6)	$78,698
Performance Share Grant (2012-2014)				1,124	$59,023
Restricted Stock Units (2012)	15,000	(7)	$787,500
Thomas A. Colgrove
Restricted Stock Units (2013)	3,408	(5)	$178,920
Performance Share Grant (2013-2015)				10,222	$536,655
Restricted Stock Units (2012)	3,034	(6)	$159,285
Performance Share Grant (2012-2014)				2,276	$119,464
Danny G. Johansen
Restricted Stock Units (2013)	1,704	(5)	$89,460
Performance Share Grant (2013-2015)				5,111	$268,328
Restricted Stock Units (2012)	524	(6)	$27,510
Performance Share Grant (2012-2014)				394	$20,659
Michael S. Gadd
Restricted Stock Units (2013)	2,027	(5)	$106,418
Performance Share Grant (2013-2015)				6,082	$319,305
Restricted Stock Units (2012)	2,262	(6)	$118,755
Performance Share Grant (2012-2014)				1,697	$89,079

(1)	This column shows RSUs granted in 2012 and 2013.

(2)	Values calculated using the $52.50 per share closing price of our common stock on December 31, 2013.

(3)	This column shows performance shares granted for the 2012-2014 and 2013-2015 performance periods, with share amounts shown at 25% of the target based on actual performance for the 2012 grant, and share amounts at 100% of the target based on actual performance for the 2013 grants as of December 31, 2013. All named executive officers’ annual equity awards, with the exception of the grants to Ms. Massman, were in the form of 75% performance shares that may pay out based on our relative TSR compared to our peer group during the three-year performance period and 25% time-vested RSUs with three-year “cliff” vesting subject to continued employment. Ms. Massman’s 2012 and 2013 annual equity incentive grants were in the form of 100% performance shares. Because the performance share awards are for three-year performance periods that end December 31, 2014, and 2015, respectively, the actual number of shares that could be issued upon settlement of these awards may be more or less than the amounts shown in this table.

Clearwater Paper Corporation 2014

(4)	Represents RSUs that were granted on January 1, 2013 in connection with Ms. Massman assuming the position of President and CEO. This award vests in full on December 31, 2015.

(5)	100% of the shares listed in the table will vest on December 31, 2015.

(6)	100% of the shares listed in the table will vest on December 31, 2014.

(7)	Represents RSUs that will vest ratably over a four-year period from the date of the grant.

2013 Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(2)(3)
Linda K. Massman	2,422	$127,155
John D. Hertz(4)	5,000	$235,300
Thomas A. Colgrove	1,938	$101,745
Danny G. Johansen	472	$24,780
Michael S. Gadd	1,446	$75,915

(1)	Consists of the gross number of RSUs that fully vested in 2013.

(2)	Fully vested RSUs were subject to tax withholding, resulting in the receipt of fewer shares by each named executive officer. The shares withheld for tax purposes were as follows:

Name	Shares Withheld for Tax Purposes	Value of Shares Withheld
Linda K. Massman	1,016	$53,340
John D. Hertz	N/A	N/A
Thomas A. Colgrove	530	$27,825
Danny G. Johansen	129	$6,773
Michael S. Gadd	395	$20,738

(3)	Values calculated using the $52.50 per share closing price of our common stock on December 31, 2013.

(4)	These vested RSUs were not settled on the vesting date but rather will be settled on the date of full vesting of the underlying RSU award, subject to earlier settlement in the event of termination of employment.

Clearwater Paper Corporation 2014

Post-Employment Compensation

Pension Benefits Table

The table below shows the actuarial present value of each named executive officer’s accumulated benefit payable on retirement under our tax-qualified Retirement Plan and the Retirement Plan supplemental benefit portion of our non-qualified Supplemental Plan.

Name	Plan name	Number of years credited service (1)(#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Linda K. Massman	Supplemental Plan(2)	3.30	$156,749	$0
	Retirement Plan(3)	3.30	$66,294	$0
John D. Hertz	Supplemental Plan(4)	0.00	$0	$0
	Retirement Plan(4)	0.00	$0	$0
Thomas A. Colgrove	Supplemental Plan(2)	2.64	$80,759	$0
	Retirement Plan(3)	2.64	$90,563	$0
Danny G. Johansen	Supplemental Plan(5)	26.85	$41,165	$0
	Supplemental Plan(2)	33.85	$137,825	$0
	Retirement Plan(3)	33.85	$1,279,909	$0
Michael S. Gadd	Supplemental Plan(2)	5.84	$95,168	$0
	Retirement Plan(3)	5.84	$124,309	$0

(1)	Years of credited service were frozen as of December 31, 2011. Number of years of credited service prior to December 31, 2011, include years of service with Potlatch Corporation prior to our spin-off from Potlatch Corporation for all eligible employees.

(2)	Salaried Supplemental Benefit Plan. The Retirement Plan supplemental benefit portion of this plan ceased to accrue further benefits for participants as of December 31, 2011.

(3)	Salaried Retirement Plan. This plan was closed to new participants effective December 15, 2010, and ceased to accrue further benefits for participants as of December 31, 2011.

(4)	Mr. Hertz was not a participant in the Retirement Plan and accordingly had no retirement benefits under the Supplemental Plan.

(5)	Supplemental Plan benefit amount for Mr. Johansen includes a benefit amount transferred from Potlatch supplemental plans.

The following assumptions were made in calculating the present value of accumulated benefits:

¡	discount rate of 5.2% as of December 31, 2013;
¡	retirement at the officer’s first eligibility for unreduced retirement benefits, or current age if already eligible for unreduced benefits;
¡	service as of December 31, 2011;
¡	Mortality as prescribed by IRC Section 430(h)(3)(A) for annuitants for the valuation year, projected by one additional year to account for improvements in mortality; and
¡	IRS limitations and Social Security covered compensation through December 31, 2011.

Clearwater Paper Corporation 2014

Summary of Plan Benefits: Full-time Clearwater Paper salaried employees, including our named executive officers, who were employed by us as of December 15, 2010, are eligible for the Retirement Plan. For purposes of calculating the Retirement Plan benefit, earnings include base salary and annual incentive awards.

Summary of Retirement Plan Benefits
Eligible Employees	Full-time Clearwater Paper salaried employees, including named executive officers, who were employed as of December 15, 2010.
Normal Retirement Date	The first day of the month coincident with or next following the attainment of age 65.
Normal Retirement Benefit(1) (monthly)	1% times Final Average Earnings(2) times Years of Credited Service Plus 0.5% times Final Average Earnings in excess of the Social Security Benefit Base times Years of Credited service (up to 35)
Early Retirement Benefit (monthly)	The Normal Retirement Benefit reduced 5/12 of 1% for every month that payment commences prior to age 62 (or age 65 if employment terminates prior to attainment of age 55 and 10 Years of Vesting Service)
Vesting	Participants vest in Retirement Plan benefits upon the attainment of five years of Vesting Service, or age 65.
Normal Form of Benefit	Single Life Annuity
Forms of Payment	Participants may select among various annuity forms. Benefits with an actuarial present value less than $5,000 are paid in a lump sum.

(1)	The Normal Retirement Benefit (or Accrued Benefit) is frozen as of December 31, 2011. Years of service are frozen as of December 31, 2011.

(2)	Final Average Earnings is the highest average monthly compensation (including base salary and incentive awards) earned during any consecutive 60-month period during the employee’s final 120 months of service as of December 31, 2011. Compensation in a given year is limited by IRC Section 401(a)(17).

Summary of the Supplemental Plan Benefit
Eligible Employees	All participants in the Retirement Plan whose benefits are limited due to the application of IRC Section 401(a)(17) or IRC Section 415.
Supplemental Benefit	The additional retirement benefit that the participant would have earned without regard to IRC Section 401(a)(17) or IRC Section 415. The benefit is adjusted for age at commencement similar to the Retirement Plan.
Payment of Benefits	Benefits will commence not later than 90 days following attainment of age 55 or separation of service, whichever is later. If the actuarially equivalent lump sum value of the Supplemental Benefit is not more than $50,000 it shall be paid in a lump sum. Otherwise, the participant may elect a form of payment from those provided by the Retirement Plan. Benefit payments to “key employees,” as defined under the IRC, are delayed for a minimum of six months following separation from service.
Vesting	Participants vest in Supplemental Plan benefits upon the attainment of five years of Vesting Service or age 65.

Clearwater Paper Corporation 2014

2013 Nonqualified Deferred Compensation Table

The table below shows deferred compensation of the named executive officers, including mandatory deferral of RSUs and the fiscal year contributions made by or on their behalf under the 401(k) Supplemental Benefit portion of our nonqualified Supplemental Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE (12/31/13) ($)(3)
Linda K. Massman	$0	$109,886	$2,104	($170,993)	(4)	$1,680,721	(5)
John D. Hertz	$0	$26,054	$0	$0		$26,054
Thomas A. Colgrove	$0	$81,633	$109,109	$0		$599,358	(6)
Danny G. Johansen	$0	$34,461	$22,487	$0		$56,948
Michael S. Gadd	$0	$36,056	$1,062	($581,595)	(7)	$136,188	(5)

(1)	Amounts shown in the Registrant Contributions column above are also included in the “All Other Compensation” column in the 2013 Summary Compensation Table.

(2)	None of the Aggregate Earnings reported in this Table are included in the 2013 Summary Compensation Table in this proxy for the 2013 fiscal year as they do not represent above-market preferential earnings.

(3)	The following amounts included in the Aggregate Balance column above have been reported as compensation to the named executive officers in the Summary Compensation Tables for previous fiscal years:

Name	Amount
Linda K. Massman	$1,565,932
John D. Hertz	$0
Thomas A. Colgrove(a)	$244,485
Danny G. Johansen	$0
Michael S. Gadd	$97,584

(a)	This amount includes a deferral by Mr. Colgrove of 50%, or $142,504, of his 2010 salary, which was reported in the 2010 Summary Compensation Table.

(4)	This distribution represents a partial payout of mandatorily deferred RSUs pursuant to Ms. Massman’s RSU Deferral Agreement.

(5)	This aggregate balance includes RSUs that were previously, mandatorily deferred pursuant to RSU award agreements in 2012. The deferred stock units are entitled to dividend equivalents, if and when dividends are paid.

(6)	This aggregate balance includes a deferral by Mr. Colgrove of 100%, or $122,783, of his 2009 annual incentive award, which was payable in 2010.

(7)	This distribution represents a partial payout of mandatorily deferred RSUs pursuant to Mr. Gadd’s RSU Deferral Agreement.

In addition to the retirement benefits described above, the Supplemental Plan provides benefits to supplement our Clearwater Paper 401(k) Plan to the extent that an employee’s “company contributions” or “allocable forfeitures” in the Clearwater Paper 401(k) Plan are reduced due to IRC limits or because the employee has deferred an annual incentive plan award. Supplemental Plan contributions equal the difference between the company contributions and allocable forfeitures actually

Clearwater Paper Corporation 2014

allocated to the employee under the Clearwater Paper 401(k) Plan for the year and the company contributions and allocable forfeitures that would have been allocated to the employee under the Clearwater Paper 401(k) Plan if the employee had deferred 6% of his or her earnings determined without regard to the IRC compensation limit ($255,000 in 2013) and without regard to deferral of any annual incentive plan award. At the participant’s election, contributions may be deemed invested in various funds available under the Clearwater Paper 401(k) Plan. Participants vest in this Supplemental Plan benefit upon the earliest of two years of service, attainment of age 65 while an employee, or total and permanent disability. Participants may elect to have benefits paid in a lump sum or in up to 15 annual installments; however, balances that are less than the annual 401(k) contribution limit ($17,500 in 2013) at the time the employee separates from service are paid in a lump sum. Benefits commence in the year following the year of separation from service. Benefit payments to “key employees,” as defined under the IRC, are delayed for a minimum of six months following separation from service.

Certain employees, including the named executive officers, who earn an annual incentive plan award may defer between 50% and 100% of the award under the Management Deferred Compensation Plan. Eligible employees may also elect to defer up to 50% of base salary into the plan. At the participant’s election, deferrals may be deemed invested in a stock unit account, investments available under the Clearwater Paper 401(k) Plan, or a combination of these investment vehicles. No cash is actually invested in these vehicles, rather a participant is credited for the deferred amount which is then tracked as if the amount were actually invested in company common stock or in funds available under the Clearwater Paper 401(k) Plan. If stock units are elected, dividend equivalents are credited to the units. Deferred amounts are 100% vested at all times.

Potential Payments Upon Termination or Change of Control

Severance Programs for Executive Employees

Our Executive Severance Plan (the “Severance Plan”) and Change of Control Plan provide severance benefits to our named executive officers and certain other employees. Benefits are payable under the Severance Plan in connection with a termination of the executive officer’s employment with us and under the Change of Control Plan in connection with a change of control.

Termination Other Than in Connection with Change of Control.    The following table assumes a termination of employment occurred without cause or for good reason on the part of the officer and does not include termination as a result of death, disability, or retirement. The table sets forth the severance benefits payable to each of our named executive officers under our Severance Plan if the named executive officer’s employment is terminated in the circumstances described below, except, as noted, for those severance benefits of Ms. Massman which have been modified in accordance with her employment agreement. The following table assumes a termination of employment occurred on December 31, 2013.

	Cash Severance Benefit	Pro-Rata Annual Bonus	Value of Equity Acceleration(1)	Benefit Continuation	Total
Linda K. Massman(2)	$950,000	$700,000	$622,773	$17,220	$2,289,993
John D. Hertz	$210,000	$270,833	$0	$8,460	$489,293
Thomas A. Colgrove	$225,000	$292,500	$0	$5,995	$523,495
Danny G. Johansen(3)	$242,308	$227,500	$467,933	$8,051	$945,792
Michael S. Gadd	$172,500	$187,917	$0	$8,325	$368,742

(1)	Our named executive officers are not entitled to accelerated vesting or other acceleration of equity awards in connection with a termination of employment except (a) for Mr. Johansen, who is

Clearwater Paper Corporation 2014

eligible for early retirement; (b) as provided for in Ms. Massman’s employment agreement in effect on December 31, 2013; (c) for a termination of employment in connection with death, disability or retirement described below in the table titled “Other Potential Payments Upon Termination”; and (d) in connection with a change of control related triggering event. All equity awards have been calculated using the company’s closing stock price of $52.50 on December 31, 2013, and assumed performance at target for outstanding performance share awards. Based on actual performance ending December 31, 2013, outstanding performance share awards would be settled at 25% of target for 2012-2014 awards and 100% of target for 2013-2015 awards.

(2)	Pursuant to Ms. Massman’s employment agreement, if her employment terminated for any reason, other than death, disability or misconduct or if she terminated her employment for good reason, and provided she complied with the restrictive covenants set forth in her employment agreement, Ms. Massman would have received a pro-rated vesting of the restricted stock unit awards granted to her in connection with assuming the position of CEO. Ms. Massman’s RSUs would have been pro-rated based upon the number of days completed in the applicable vesting period as of the date of her termination divided by the total number of days in such vesting period. Additionally, pursuant to her employment agreement, she would have received a cash severance payment equal to one year of base compensation from the date of her separation from service plus $250,000 and a pro-rated annual bonus for the termination year under the applicable bonus plan. Her employment agreement is discussed below under “Ms. Massman’s Employment Agreement.”

(3)	Because of his eligibility to be treated as having normally retired or for early retirement, Mr. Johansen would be entitled to earn a settlement of performance shares, paid at the end of the performance period based on actual performance, and a settlement of outstanding RSUs previously granted.

Under the Severance Plan, benefits are payable to an executive officer when his or her employment terminates in the following circumstances (each a “Severance Termination Event”):

¡	Involuntary termination of the executive’s employment for any reason other than death, disability or cause; or
¡	Voluntary termination of the executive’s employment upon one of the following events (provided a notice is given by the executive within 90 days of the event):
¡	a change in the executive’s duties or responsibilities that results in a material diminution in his or her position or function, other than a change in title or reporting relationships;
¡

a 10% or greater reduction in his or her base salary, target bonus opportunity, or target long-term incentive opportunity, other than in connection with an across-the-board reduction applicable to other senior executives;

¡	a relocation of the executive’s business office to a location more than 50 miles from the location at which he or she performs duties, other than for required business travel; or
¡	a material breach by the company or any successor concerning the terms and conditions of the executive’s employment.

In addition, no severance benefits are payable in connection with termination of employment due to an asset sale, spin-off or joint venture if the executive continues employment with or is offered the same or better employment terms by the purchaser, spun-off company or joint venture.

Upon the occurrence of a Severance Termination Event, the following severance benefits are payable to the executive officer except for Ms. Massman as noted above:

¡	A cash payment equal to three weeks of the executive’s base compensation, determined as of the date of the termination or at the rate in effect when the executive’s base compensation

Clearwater Paper Corporation 2014

was materially reduced, whichever produces the larger amount, for each full year of service, referred to as the Severance Pay Period. The minimum period is six months of base compensation and the maximum is one year;

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Continued eligibility for an annual incentive award for the fiscal year of termination, determined under the terms and conditions of the annual incentive plan and pro-rated for the number of days during the fiscal year in which the executive was employed;

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Continued group health plan coverage as required by law (COBRA), with reimbursement of COBRA premium payments up to the amount paid by the company for the same coverage for its active senior executives until the end of the Severance Pay Period or, if earlier, the date the executive begins new employment; and

¡	Continued basic life insurance coverage until the end of the Severance Pay Period or, if earlier, the date the executive begins new employment.

Termination in Connection with a Change of Control.    The following table sets forth the benefits payable to each of our named executive officers under the Change of Control Plan upon a termination of employment in connection with a change of control, except for Ms. Massman to the extent her benefits listed below are paid in accordance with her employment agreement as discussed below. The following table assumes the termination of employment and a change of control each occurred on December 31, 2013.

	Cash Severance Benefit	Pro-Rata Annual Bonus	Value of Equity Acceleration(1)	Benefit Continuation	Enhancement of Retirement Benefits	Total
Linda K. Massman	$3,500,000	$700,000	$4,790,310	$43,049	$0	$9,033,359
John D. Hertz	$1,732,500	$270,833	$1,562,138	$42,299	$33,381	$3,641,151
Thomas A. Colgrove	$1,856,250	$292,500	$1,352,715	$29,973	$156,155	$3,687,593
Danny G. Johansen(2)	$1,010,625	$227,500	$467,933	$29,073	$0	$1,735,131
Michael S. Gadd	$1,336,875	$187,917	$900,795	$41,624	$0	$2,467,211

(1)	For purposes of calculating the value of equity acceleration in the table above, all equity awards were calculated using the company’s closing stock price of $52.50 on December 31, 2013, and assumed performance at target for outstanding performance share awards. Based on actual performance ending December 31, 2013, outstanding performance share awards would be settled at 25% of target for 2012-2014 awards and 100% of target for 2013-2015 awards.

Under the award agreement relating to our performance shares, upon a change of control a portion of the award based on our actual performance, pro-rated based on the number of complete months that have lapsed in the first twelve months of the performance period, is deemed payable and dividend equivalents, if any, are calculated on the pro-rated actual number of shares. Under the award agreement, if the holder’s employment is terminated by us without cause or by the holder for good reason within one month prior to, or 24 months after, a change of control, the RSU will fully vest unless the change of control occurs during the first year of the vesting period. If the change of control and “double trigger” event occur in the first year of the vesting period, a pro-rated portion of the RSU based on the number of complete months that have lapsed in the first twelve months of the vesting period is deemed payable.

(2)	Because Mr. Johansen was within 30 months of reaching age 65, his cash severance benefit and enhancement of retirement benefits would have been subject to downward adjustment.

Under the Change of Control Plan, benefits are payable to each of our executive officers upon a change of control. In general, a change of control is one or more of the following events: (1) any person acquires more than 30% of the company’s outstanding common stock; (2) certain changes are made to

Clearwater Paper Corporation 2014

the composition of our Board; (3) certain transactions occur that result in our stockholders owning 50% or less of the surviving corporation’s stock; or (4) a sale of all or substantially all of the assets of the company or approval by our stockholders of a complete liquidation or dissolution of the company.

A change of control event does not occur upon the approval of stockholders of a merger, consolidation or sale transaction alone, but rather consummation of such a triggering event is also required.

Under the Change of Control Plan, benefits are payable to an executive officer when his or her employment terminates within two years following a change of control event in the following circumstances (each a “Change of Control Termination Event”):

¡	Involuntary termination of the executive’s employment for any reason other than death, disability or cause; or
¡	Voluntary termination of the executive’s employment upon one of the following events (provided a notice is given by the executive within 90 days of the event):
¡	a change in the executive’s duties or responsibilities that results in a material diminution in his or her position or function, other than a change in title or reporting relationships;
¡

a 10% or greater reduction in his or her base salary, target bonus opportunity, or target long-term incentive opportunity, other than in connection with an across-the-board reduction applicable to other senior executives;

¡	a relocation of the executive’s business office to a location more than 50 miles from the location at which he or she performs duties, other than for required business travel;
¡	a failure by Clearwater Paper or any successor to provide comparable, aggregate benefits; or
¡	a material breach by Clearwater Paper or any successor concerning the terms and conditions of the executive’s employment.

Upon the occurrence of a Change of Control Termination Event, the following severance benefits are payable to executives:

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A cash benefit equal to the executive’s base compensation plus his or her base compensation multiplied by his or her target bonus percentage, determined as of the date of the termination or at the rate in effect when the executive’s base compensation was materially reduced, whichever produces the larger amount, multiplied by 2.5. The cash benefit is subject to a downward adjustment if the executive separates from service within thirty months of his or her 65th birthday;

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An annual incentive award for the fiscal year of termination, determined based on the executive’s target bonus and pro-rated for the number of days during the fiscal year in which the executive was employed;

¡	Continued group health plan coverage for 2.5 years, or, if less, the period until the executive begins new employment, referred to as the Benefits Period, or such other period required by COBRA;
¡	Reimbursement of COBRA premium payments during the Benefits Period up to the amount paid by the company for the same coverage for its active senior executives;
¡	Continued basic life insurance coverage for the Benefits Period;
¡

A lump sum cash benefit equal to the value of that portion of the executive’s account in the 401(k) Plan which is unvested and the unvested portion, if any, of the executive’s “401(k) Plan supplemental benefit” account under the Supplemental Plan; and

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A lump sum cash benefit equal to the present value of the executive’s “normal retirement benefit” and “retirement plan supplemental benefit” determined under the Retirement Plan and Supplemental Plan, respectively, if the executive is not entitled to a vested benefit under the Retirement Plan at the time he or she separates from service.

Clearwater Paper Corporation 2014

We do not pay tax gross-ups in connection with change of control payments. In the event an executive’s severance or change of control payments are subject to an excise tax, he or she will receive whichever provides the greater “after-tax” benefit—either the full amount of the change of control payments or an amount that has been reduced to a point where such payments are not subject to an excise tax.

Ms. Massman’s Employment Agreement

We entered into a new employment agreement with Ms. Massman in connection with her becoming our President and CEO, effective January 1, 2013. Ms. Massman does not participate in the Severance Plan and Change of Control Plan.

Termination for Any Reason other than Death, Disability or Misconduct or Termination for Good Reason or in a Change of Control.

Ms. Massman’s Employment Agreement

Pursuant to Ms. Massman’s Employment Agreement, if her employment terminates on or after January 1, 2013, for any reason other than misconduct, death, disability, or retirement, or in a change of control, or if she terminates her employment for good reason, she would receive (i) a cash severance payment equal to one year of base compensation, plus $250,000; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan based on company actual performance; (iii) a pro-rated portion of her RSU award that was granted upon her becoming CEO (the “RSU Award”) plus dividend equivalents; and (iv) one year of continued health and welfare benefit coverage. If Ms. Massman is terminated within two years of a change of control, she will receive (i) a cash severance payment equal to 2.5 times her then current base salary plus target annual incentive bonus; (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan at her target amount; (iii) full vesting of the RSU Award, plus dividend equivalents; and (iv) 2.5 years of continued health and welfare benefit coverage. If Ms. Massman is terminated due to death or disability she would receive (i) a pro-rated RSU Award, plus dividend equivalents and (ii) a pro-rated annual bonus for the termination year under the applicable bonus plan based on company actual performance.

In order to be entitled to receive any separation payments, Ms. Massman agreed to covenants prohibiting disclosure of confidential information, solicitation of customers and employees and engaging in competitive activity.

Other Potential Payments Upon Termination

In addition to those termination situations addressed above, named executive officers or their beneficiaries are entitled to certain payments upon death, disability or retirement.

For annual RSU awards, upon death, disability or retirement, a pro-rated portion of the initial share grant plus dividend equivalents, if any, would be paid at the end of the full three-year vesting period, based on the ratio of the number of calendar months the holder was employed during the calendar year in which the award is granted to twelve months.

With respect to performance shares, if the holder’s employment terminates during the first year of the performance period because of death, disability, or retirement, the holder, or his or her beneficiary, is entitled to a pro-rated number of the performance shares subject to the award. The pro-rated number of performance shares earned will be determined at the end of the performance period based on the ratio of the number of completed calendar months the holder is employed during the year in which the award is granted to twelve months. The pro-rated number of performance shares, plus dividend equivalents, if any, that would have been paid on the shares earned had the recipient owned the shares during the pro-rated period, are paid at the end of the applicable performance period. If the

Clearwater Paper Corporation 2014

holder’s employment terminates after the first year of the performance period because of death, disability or retirement, the holder’s performance shares will not be prorated and the holder will be entitled to receive shares as though his or her employment had not terminated.

The following table summarizes the value as of December 31, 2013, that our named executive officers who were employed at such time would be entitled to receive assuming the respective officer’s employment terminated on that date, in connection with death, disability or retirement. No named executive officer employed on such date was eligible for retirement, with the exception of Mr. Johansen who was eligible for early retirement under the Retirement Plan as of December 31, 2013: as a result, the amounts shown for the other named executive officers in the table reflect amounts they would be entitled to receive in connection only with death or disability.

	Cash Severance Benefit	Pro-Rata Annual Bonus(1)	Value of Equity Acceleration(2)	Benefit Continuation	Total
Linda K. Massman	$0	$700,000	$4,790,310	$0	$5,490,310
John D. Hertz	$0	$270,833	$1,562,138	$0	$1,832,971
Thomas A. Colgrove	$0	$292,500	$1,352,715	$0	$1,645,215
Danny G. Johansen	$0	$227,500	$467,933	$0	$695,433
Michael S. Gadd	$0	$187,917	$900,795	$0	$1,088,712

(1)	All named executive officers are entitled to a payment of the pro-rata portion of their bonus, based on the company’s actual performance. As the termination event for purposes of this table is deemed to occur on December 31, 2013, and performance is not determinable on that date, the bonus represented in the table reflects the “target” bonus opportunity. The payout would occur at the same time as for other participants.

(2)	For purposes of calculating the value of equity acceleration in the table above, all equity awards were calculated using the company’s closing stock price of $52.50 on December 31, 2013, and assumed performance at target for outstanding performance share awards. Based on actual performance ending December 31, 2013, outstanding performance share awards would be settled at 25% of target for 2012-2014 awards and 100% of target for 2013-2015 awards.

Additional Termination or Change of Control Payment Provisions

Annual Incentive Plan.    In the event of a change of control, each participant under our annual incentive plan, including the named executive officers, is guaranteed payment of his or her pro-rated “standard bonus” for the year in which the change of control occurs provided certain other events occur in connection with the participant. With respect to any award earned for the year prior to the year in which the change of control occurs, the participant is guaranteed payment of his or her award based on the performance results for the applicable year. The definition of “change of control” for purposes of our annual incentive plan is substantially similar to the definition of “change of control” described above with respect to the Change of Control Plan, and like certain other benefits under that plan requires a double trigger. Additionally, under our annual incentive plan, upon the death or disability of a participant, the participant or his or her beneficiary or estate, is entitled to a pro-rata portion of the annual bonus based on our actual performance.

Benefits Protection Trust Agreement.    We have entered into a Benefits Protection Trust Agreement, or Trust, which provides that in the event of a change of control the Trust will become irrevocable and within 30 days of the change of control we will deposit with the trustee enough assets to ensure that the total assets held by the Trust are sufficient to cover any anticipated trust expenses and to guarantee payment of the benefits payable to our employees under our Supplemental Plan; Annual

Clearwater Paper Corporation 2014

Incentive Plan; Severance Plan; Change of Control Plan; Management Deferred Compensation Plan; Deferred Compensation Plan for Directors; the Salaried Severance Plan; Ms. Massman’s Employment Agreement and certain agreements between us and certain of our former employees. At least annually, an actuary will be retained to re-determine the benefit commitments and expected fees. If the Trust assets do not equal or exceed 110% of the re-determined amount, then we are, or our successor is, obligated to deposit additional assets into the Trust.

Clearwater Paper Corporation 2014

COMPENSATION OF DIRECTORS

Our Nominating Committee reviews and makes recommendations to our Board concerning director compensation. Similar to our philosophy regarding executive compensation, our philosophy regarding director compensation is to provide our directors a fair compensation package that is tied to the services they perform as well as to the performance of the company, with the objective of recruiting and retaining an outstanding group of directors.

The Nominating Committee, pursuant to the authority granted under its charter, engaged Deloitte to advise it on director compensation matters for 2013. Deloitte’s assessment was taken into consideration in establishing our current director compensation, which is targeted to be at the median of compensation paid by comparable companies.

2013 Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash($)(1)		Stock Awards ($)(2)		All Other Compensation ($)(3)	Total ($)
Fredric W. Corrigan	$82,500		$93,632		-	$176,132
Boh A. Dickey	$111,250		$93,632		-	$204,882
Beth E. Ford	$67,750	(4)	$121,742	(5)	-	$189,492
Kevin J. Hunt	$63,250		$121,742	(5)	-	$184,992
Gordon L. Jones	$23,250		$30,123	(6)	-	$53,373
William D. Larsson	$84,750		$93,632		$1,500	$179,882
Michael T. Riordan	$70,000		$93,632		-	$163,632
William T. Weyerhaeuser	$76,000	(7)	$93,632		-	$169,632

(1)	Represents annual retainer fees for 2013, as well as any amounts earned for service as Vice Chair or committee Chair and meeting attendance fees.

(2)	This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock units granted in 2013. In accordance with FASB ASC Topic 718, the grant date fair value reported for all stock units was computed by multiplying the number of stock units by the closing price of our stock on the grant date. The aggregate number of vested and unvested phantom common stock units credited for service as a director outstanding as of December 31, 2013 for each non-employee director was as follows: Mr. Corrigan—45,290 units; Mr. Dickey—46,002 units; Ms. Ford—3,735 units; Mr. Hunt—2,694 units; Mr. Larsson—46,002 units; Mr. Riordan—46,002 units; and Mr. Weyerhaeuser—65,748 units.

(3)	In 2013, we made one $1,500 donation match under our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year made by our directors, based upon Mr. Larsson’s contribution to an eligible educational institution.

(4)	In 2013, Ms. Ford deferred her fees pursuant to our Deferred Compensation Plan for Directors. In connection with these deferrals, we credited 1,041 stock units to Ms. Ford’s account. Such amounts were determined separately for each fee payment, which consisted of quarterly meeting fees and pro-rata payments of annual director retainer fees, by dividing the aggregate fee amount due by the applicable per share closing stock price pursuant to the plan.

(5)	Includes a pro-rata stock award in the amount of 711 shares with a grant date fair value of $28,110 calculated in accordance with FASB ASC Topic 718. The pro-rata stock award was

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granted to Ms. Ford and Mr. Hunt upon their appointment to our board of directors for their service from January 7, 2013 to April 30, 2013.

(6)	Represents a pro-rata stock award in the amount of 752 shares, which was granted to Mr. Jones upon his appointment to our board of directors for his service from January 1, 2013 to May 31,2013.

(7)	In 2013, Mr. Weyerhaeuser deferred his fees pursuant to our Deferred Compensation Plan for Directors. In connection with these deferrals, we credited 1,621 stock units to Mr. Weyerhaeuser’s account. Such amounts were determined separately for each fee payment, which consisted of quarterly meeting fees and pro-rata payments of annual director and retainer fees, by dividing the aggregate fee amount due by the applicable per share closing stock price pursuant to the plan. These stock units are represented in Mr. Weyerhaeuser’s fees earned or paid in cash described in footnote 1 above.

During 2013, one of our directors, Linda K. Massman, also served as our CEO. As a result, she did not receive compensation for her services as a director during 2013. The compensation received by Ms. Massman is shown in the 2013 Summary Compensation Table provided elsewhere in this proxy statement.

Retainer and Fees

Our outside directors are paid cash compensation at the following rates:

Annual retainer fee	$50,000
Annual retainer fee for Chair or Vice Chair of the Board	$25,000
Annual retainer fee for Chair of the Audit Committee	$20,000
Annual retainer fee for Chair of the Compensation Committee	$15,000
Annual retainer fee for Chair of the Nominating and Governance Committee	$10,000
Attendance fee for each Board meeting	$1,500
Attendance fee for each committee meeting	$1,500

We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and committee meetings as well as educational seminars and conferences.

Directors may defer receiving all or any portion of their fees under the terms of our Deferred Compensation Plan for Directors, or Directors Plan. When a director elects to defer fees, he or she must elect a payment date or dates for the deferred amount and elect to have the deferred fees converted into phantom common stock units or, if not converted, then credited with annual interest at 120% of the long-term applicable federal rate published by the Internal Revenue Service, with quarterly compounding. The common stock units are credited with amounts in common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon the payment date(s), the common stock units credited to the director are converted to cash based upon the then market price of the common stock and paid to the director.

Long-Term Incentive Awards.    In May 2013, each of our outside directors, except for Gordon L. Jones who retired as a director on May 31, 2013, received an annual equity award of $95,000 that vests after one year of service. These annual awards were granted in the form of phantom common stock units. The number of phantom common stock units actually awarded was determined by dividing $95,000 by the average closing price of a share of our common stock over a twenty-day period that ended on the date of the grant. The common stock units awarded are credited with additional common stock units equal in value to any dividends that are paid on the same amount of common stock. Upon separation from service as a director, the common stock units credited to the director are converted to cash based upon the then market price of the common stock and paid to the director.

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Other Benefits.    Directors and their spouses are also eligible to participate in our Matching Gifts to Education Program, which matches contributions of up to $1,500 per year to eligible educational institutions. In 2013, we made one matching donation for $1,500 on behalf of an outside director, under this program.

Director Stock Ownership Guidelines and Limitations on Securities Trading.    In the interest of promoting and increasing equity ownership by our directors and to further align our directors’ long-term interests with those of our stockholders, we have adopted stock ownership guidelines. Each director must acquire and hold by February 28, 2014, or within five years of becoming a director, Clearwater Paper Corporation stock with a value of at least $220,000. To meet the requirements, a director must increase his or her stock holdings in the first two-years he or she is subject to the guidelines to 40% of the applicable guideline value, and each year thereafter by at least 20% of the value until at least the minimum value is acquired. Shares held in a brokerage account, an account with our transfer agent, or in the form of vested common stock units owned as a result of deferred director fees or annual equity awards paid under our company plans, all count towards the ownership requirement. The value of the shares held by a director will be measured by the greater of the value of the shares at (i) the time acquired or vested or (ii) the applicable annual measurement date, based on the twenty-day average closing price of our stock before that measurement date. Each of our directors is in compliance with his or her current equity ownership requirement. The stock ownership of all our directors as of February 28, 2014 is presented in this proxy. See “Security Ownership of Certain Beneficial Owners and Management.”

Annually a report is presented to the Board detailing each director’s stock ownership and progress toward meeting these guidelines.

Pursuant to our Insider Trading Policy, directors, officers and other employees, are prohibited from engaging in short sales of company securities, pledging company securities, purchasing company securities on margin and engaging in transactions in puts, calls or other derivatives trading on an exchange in regards to company securities.

Clearwater Paper Corporation 2014

AUDIT COMMITTEE REPORT

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year 2013 with management and KPMG LLP (“KPMG”) and discussed with KPMG those matters required by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions with management, KPMG and the company’s internal audit function, the Audit Committee recommended to the Board that the company’s audited financial statements for the fiscal year ended December 31, 2013, be included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee Members

Boh A. Dickey, Chair

Beth E. Ford

William D. Larsson

William T. Weyerhaeuser

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to evaluate and determine that the services provided by KPMG LLP in each year are compatible with the auditor’s independence. The following table shows fees billed for each of 2012 and 2013 for professional services rendered by KPMG for the audit of our financial statements and other services.

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees		All Other Fees
2013	$1,417,950	$103,000	$3,500	(3)	-
2012	$1,174,000	$103,000	$34,000	(3)	-

(1)	Audit fees represent fees for the audit of our annual financial statements, the audit of internal controls over financial reporting and reviews of the quarterly financial statements. Audit fees also include fees for any services associated with the private placement of debt, and registration statements, reports and documents filed with the SEC.

(2)	Audit-related fees represent fees for the audit of our defined benefit plans and the audit of the Annual Reports on Form 11-K.

(3)	Comprised of fees for the review of transfer pricing transactions and the preparation of contemporaneous transfer pricing documentation and related consultations for intercompany transactions.

We have adopted a policy relating to independent auditor services and fees, which provides for pre-approval of audit, audit-related, tax and other specified services on an annual basis. Under the terms of the policy, unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services anticipated to exceed pre-approved cost levels must be separately approved. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The member or members to whom such authority has been delegated must report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

Clearwater Paper Corporation 2014

GENERAL INFORMATION

Stockholder Proposals for 2014

The deadline for submitting a stockholder proposal for inclusion in the proxy materials for our 2015 Annual Meeting is November 24, 2014. Stockholder nominations for director and other proposals that are not to be included in such materials must be received by the company between January 6, 2015 and February 5, 2015. A stockholder’s notice relating to such a nomination or proposal must set forth the information required by our bylaws. A copy of our bylaws is available for downloading or printing by going to our website at www.clearwaterpaper.com, and selecting “Investor Relations,” and then “Corporate Governance.”

Annual Report and Financial Statements

A copy of our 2013 Annual Report to Stockholders, which includes our financial statements for the year ended December 31, 2013, was made available along with this proxy statement and other voting materials and information on the website www.proxyvote.com. You may view a copy of the 2013 Annual Report by going to our website at www.clearwaterpaper.com, and then selecting “Investor Relations,” and then selecting “Financial Information & SEC Filings” or request one by selecting “Contact Us.”

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, certain executive officers and any person holding more than 10% of our common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and applicable officers, we believe all persons subject to reporting filed the required reports on time in 2013.

Copies of Corporate Governance and Other Materials Available

The Board of Directors has adopted various corporate governance guidelines setting forth our governance principals and governance practices. These documents are available for downloading or printing on our website at www.clearwaterpaper.com, by selecting “Investor Relations” and then “Corporate Governance.”

¡	Restated Certificate of Incorporation
¡	Amended and Restated Bylaws
¡	Corporate Governance Guidelines
¡	Code of Business Conduct and Ethics
¡	Code of Ethics for Senior Financial Officers
¡	Audit Committee Charter
¡	Compensation Committee Charter
¡	Nominating and Governance Committee Charter

Clearwater Paper Corporation 2014

PROPOSAL 1—ELECTION OF DIRECTORS

We recommend a vote FOR each nominee.

Our Board of Directors is divided into three classes serving staggered three-year terms. Each of the nominees listed below has been nominated by our Board of Directors at the recommendation of the Nominating and Governance Committee in accordance with its charter and our Amended and Restated Bylaws and Corporate Governance Guidelines.

Each nominee is now a member of the Board. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute nominee proposed by the Board or we may reduce the number of members of the Board. We recommend a vote FOR each nominee listed below.

Nominees for Election at This Meeting for a Term Expiring in 2017

Fredrick W. Corrigan

Age 71, a director since January 2009

Beth E. Ford

Age 49, a director since January 2013.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to elect each nominee for director listed in Proposal 1.

PROPOSAL 2—RATIFICATION OF THE

APPOINTMENT OF OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2014

We recommend a vote FOR this proposal.

Based upon its review of KPMG LLP’s (“KMPG”) qualifications, independence and performance, the Audit Committee of the Board of Directors has appointed KPMG to serve as our independent registered public accounting firm for 2014.

The appointment of our independent registered public accounting firm is not required to be submitted for ratification by our stockholders. The listing standards of the New York Stock Exchange provide that the Audit Committee is solely responsible for the appointment, compensation, evaluation and oversight of our independent registered public accounting firm. However, as a matter of good corporate governance, the Audit Committee is submitting its appointment of KPMG as independent registered public accounting firm for 2014 for ratification by our stockholders.

If our stockholders fail to ratify the appointment of KPMG, the Audit Committee may reconsider whether to retain KPMG, and may continue to retain that firm or appoint another firm without resubmitting the matter to our stockholders. Even if our stockholders ratify the appointment of KPMG, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm for us if it determines that such a change would be in the best interests of our company and our stockholders.

Clearwater Paper Corporation 2014

The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

PROPOSAL 3—ADVISORY

VOTE TO APPROVE NAMED EXECUTIVE

OFFICER COMPENSATION

The Board of Directors recommends a vote FOR the proposal.

This Proposal 3 vote, provides you with the opportunity to advise our Board of Directors and Compensation Committee regarding your approval of the compensation of our named executive officers as described in the Executive Compensation Discussion and Analysis section, accompanying compensation tables and narrative disclosure set forth in this proxy statement. This vote is not intended to address any specific item of compensation or the compensation of any particular named executive officer, but rather the overall compensation of our named executive officers as well as the philosophy and objectives of our executive compensation programs.

We encourage stockholders to read the Executive Compensation Discussion and Analysis section, which describes our executive compensation programs that are designed to attract, retain, motivate and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the company’s achievement of financial performance targets as well as their individual achievement of specific strategic and corporate goals on an annual basis and for realization of increased stockholder return on a long-term basis. In 2013, we sought, and received, approval from our stockholders of our executive compensation program.

We are again asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The advisory vote is not binding on the company, our Compensation Committee or our Board of Directors. We value the opinions of our stockholders, however, and the Compensation Committee will take, as it did with respect to last year’s advisory vote to approve named executive officer compensation, into account the result of the vote when determining future executive compensation.

Clearwater Paper Corporation 2014

PROPOSAL 4—APPROVAL OF CLEARWATER PAPER CORPORATION ANNUAL INCENTIVE PLAN

We recommend a vote FOR the proposal.

In 2010 stockholders approved the Clearwater Paper Corporation Annual Incentive Plan to provide annual bonuses to our employees who are in a position to help us achieve our strategic goals and performance objectives. We are seeking stockholder approval of an amended and updated version of our Annual Incentive Plan, the “New AIP,” as described below.

The Compensation Committee of our Board of Directors approves performance targets under our Annual Incentive Plan and subsequently approves bonus payments based on our actual performance. Stockholder approval is required to ensure that bonus awards paid under the Annual Incentive Plan comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”). This approval is required at least once every five years. Section 162(m) limits a corporation’s income tax deduction for compensation paid to certain executive officers who are “covered employees” within the meaning of Section 162(m) to $1,000,000 per person per year unless the compensation qualifies as “performance-based compensation.”

The following is a summary of changes to the material terms of the New AIP, effective for the 2014 award year and future years. All statements herein are intended only to summarize the New AIP and are qualified in their entirety by reference to the New AIP itself, a copy of which is set forth in Appendix A.

Summary of changes to the Annual Incentive Plan

During 2013 and early 2014, we reviewed our incentive programs, including our Annual Incentive Plan, as to any changes we thought necessary in terms of objectives, mechanics and performance measures. In doing so our goal was to better align our incentive compensation with our corporate strategy and direction as well as with the compensation of comparable companies. Previously, our Annual Incentive Plan was very specific as to the structure of our annual incentive compensation, such that we were required to have separate performance pools for company, divisional and individual performance. Going forward, we want to provide flexibility to the company and our Compensation Committee to structure performance goals and awards to best align with the current strategic direction, goals and needs of the company in any given year. For example, in terms of 2014 annual compensation, we have eliminated a separate performance pool based on divisional performance to incent and encourage a unified focus on overall company performance. We have retained an individual performance pool for 2014 to help us achieve our overall strategic initiatives by focusing our plan participants on achieving those specific initiatives over which they have direct responsibility. As in the past, however, the individual performance pool will not fund unless we achieve a threshold level of objective company performance.

Another significant change to the New AIP was to expand the potential qualifying measures upon which annual performance goals may be based as well as the permitted adjustments to those performance measures that our Compensation Committee may make, as described in more detail below. The reason for this expansion was simply to provide the committee and the company with the flexibility to choose from as wide an array of tools as possible to create incentives to drive performance.

Clearwater Paper Corporation 2014

Performance Measures and Adjustments

Performance Criteria.    To measure company performance for an award year, the Compensation Committee can select one or more of the following performance criteria, to be applied either individually, alternatively or in any combination:

¡	Cash flow: operating cash flow, free cash flow, cash flow per share, net operating cash flow, discounted cash flow in excess of cost of capital;
¡	Earnings per share, including diluted earnings per share;
¡	Earnings: EBI, EBIT, EBITD, EBITDA, or any combination of the foregoing;
¡	Return: return on invested capital, return on stockholders’ equity, total stockholder return, return on assets, return on net assets;
¡	Sales: gross sales, net sales;
¡	Income: gross income, net income, operating income, net operating income, income from continuing operations, pre-tax income;
¡	Margin: gross margin, profit margin, operating margin, pre-tax operating margin (including EBI, EBIT, EBITD or EBITDA margin);
¡	Share: market share, market segment share, product share, customer share, channel share;
¡	Completion of acquisitions, divestitures, joint ventures and restructurings;
¡	Working capital: in absolute terms, or as a percentage of sales or net sales;
¡	Debt: in absolute terms (including total debt and total debt plus equity) or as a ratio of debt to debt plus equity;
¡	Value added: shareholder value added, market value added, economic value added;
¡	Customer: customer satisfaction, customer loyalty, customer retention, customer service levels;
¡	Cost: cost structure, cost reduction, cost savings, cost of goods sold, cost of goods sold adjusted for mix, cost of capital;
¡	Operating goals: performance against strategic objectives, overall equipment effectiveness, safety, employee satisfaction;
¡	Share price performance; and
¡	Economic profit.

The performance criteria may be applied to the company and its subsidiaries as a whole or to one or more organization units, either individually, alternatively or in any combination. The Compensation Committee determines whether to measure performance in absolute terms, against a predetermined benchmark, against previous performance, or against the performance of a comparison group of companies or index. In applying these criteria to a particular period, the committee may adjust any evaluation of performance to account for any of the following events:

¡	Asset write-downs;
¡	Litigation or claim judgments or settlements;
¡	Changes in law, accounting principles or other such laws or provisions affecting reported results;
¡	Corporate reorganizations or restructurings;
¡	Mergers, acquisitions, dispositions or spin-offs;
¡	Discontinued operations;
¡	Major maintenance;
¡	“Mark-to-market” accounting adjustments for equity awards; and
¡

Any extraordinary, nonrecurring items to be disclosed in the Corporation’s financial statements (including footnotes) for the applicable year and/or in management’s discussion and analysis of the financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year.

Clearwater Paper Corporation 2014

Eligibility

Our Chief Executive Officer designates the officers and employees who are eligible to participate in the New AIP for a particular bonus year, in accordance with rules and regulations adopted by the Compensation Committee. As of February 28, 2014, 489 officers and employees were eligible to be considered for bonus awards under the New AIP.

Award Limits

For any award year under the New AIP, the bonus award paid to our Chief Executive Officer may not exceed $2.5 million, and the bonus award paid to any other participant may not exceed $1.5 million.

Plan Payments

The table below shows incentive payments that were paid pursuant to the existing Annual Performance Plan based on performance for fiscal 2013. These same amounts could have been paid pursuant to the New AIP had it been in effect for fiscal 2013, as the Compensation Committee could have established the same performance pools and measurements for company, divisional and individual performance under the New AIP as under the existing plan.

Name and Position	Dollar Value ($)
Linda K. Massman	$400,800
President and Chief Executive Officer
John D. Hertz	$155,100
Senior Vice President, Finance and Chief Financial Officer
Thomas A. Colgrove	$111,500
Senior Vice President, President Consumer Products
Danny G. Johansen	$214,400
Senior Vice President, President Pulp and Paperboard
Michael S. Gadd	$107,600
Senior Vice President, General Counsel and Corporate Secretary
All named executive officers	$989,400
All current executive officers	$1,048,700
All current non-employee directors	-
All other employees, including officers who are not executive officers	$3,548,200

Amounts payable for fiscal 2014 performance cannot be determined because such amounts depend on company performance and/or individual performance during fiscal 2014.

Clawback

The company has the right to cancel or adjust the amount of an award under the New AIP if our financial statements on which the calculation or determination of the award was based are subsequently restated due to error or misconduct and, in the judgment of the Compensation Committee, the financial statements as restated would have resulted in a smaller or no award if such information had been known at the time the award had originally been calculated or determined. In addition, in the event of such a restatement, we may require an employee who received an award to repay the amount by which the award as originally calculated or determined exceeds the award as adjusted.

Amendment and Termination

The Board of Directors or the Compensation Committee may amend or terminate the New AIP at any time. Any amendment adopted or effective on or after July 1 in any award year which would adversely

Clearwater Paper Corporation 2014

affect the calculation of a participant’s bonus award or the participant’s eligibility for a bonus for that award year must be applied prospectively from the date the amendment is adopted or effective, whichever is later. If the Annual Incentive Plan is terminated effective on or after July 1 of an award year, the termination cannot adversely affect a participant’s eligibility for a pro rata share of an award for the period of the award year before the date the termination was adopted or effective, whichever is later. After a change of control during an award year, no amendment or plan termination can (1) reduce a participant’s target bonus for the award year, (2) reduce an award earned and payable to a participant for an award year that ended before the award year in which the change of control occurs, or (3) modify the restrictions on amendment and termination described in this sentence.

Our Senior Vice President, Human Resources and Senior Vice President, Legal can adopt amendments to the New AIP that do not materially increase the cost of the plan or that are required to comply with new or changed legal requirements.

Required Vote

The affirmative vote of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

Clearwater Paper Corporation 2014

Appendix A

CLEARWATER PAPER CORPORATION

ANNUAL INCENTIVE PLAN

Effective January 1, 2014

CLEARWATER PAPER CORPORATION

ANNUAL INCENTIVE PLAN

Effective January 1, 2014

1. ESTABLISHMENT AND PURPOSE

The Clearwater Paper Corporation Annual Incentive Plan (the “Plan”) is intended to provide annual incentive bonus awards to designated eligible employees of the Corporation. The Plan is intended to comply with, in the case of covered employees, the exception for “qualified performance-based compensation” under Section 162(m) of the Code, and with the requirements of Section 409A of the Code, to the extent applicable, or one or more exemptions therefrom.

2. DEFINITIONS

(a) “Applicable Severance Plan” means the Clearwater Paper Change of Control Plan, the Clearwater Paper Executive Severance Plan, the Clearwater Paper Salaried Severance Plan or a separate, written employment agreement providing severance benefits, whichever is applicable to the Participant at the time of his or her termination of employment from the Corporation, including any successor severance plan or agreement provided by Clearwater Paper or a successor thereto following a Change of Control.

(b) “Award” means an award under the Plan.

(c) “Award Year” means a Year with respect to which Awards are made.

(d) “Board of Directors” means the Board of Directors of Clearwater Paper Corporation.

(e) “CEO” means the Chief Executive Officer of Clearwater Paper Corporation.

(f) “Change of Control” means the effective date of any one of the following events:

(i) Upon consummation of a merger or consolidation involving Clearwater Paper (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of Clearwater Paper (the “Outstanding Common Stock”) and the then outstanding voting securities of Clearwater Paper entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns Clearwater Paper either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Clearwater Paper or any of its Subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

(C) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(ii) On the date that individuals who, as of 12:01 a.m. (Pacific) on the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board of Directors on or subsequent to the day immediately following the Effective Date whose election, or nomination for election by Clearwater Paper’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board of Directors occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board of Directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or

(iii) Upon the acquisition on or after the Effective Date by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either

(A) the then Outstanding Common Stock, or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(I) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(II) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or

(III) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(e)(i); or

(iv) Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of Clearwater Paper; or

(v) Upon the approval by the stockholders of Clearwater Paper of a complete liquidation or dissolution of Clearwater Paper.

(g) “Clearwater Paper” means Clearwater Paper Corporation, a Delaware corporation.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Committee” means the committee which shall administer the Plan in accordance with Section 3.

(j) “Corporation” means Clearwater Paper Corporation and its Subsidiaries.

(k) “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code and the regulations thereunder.

(l) “Disability” means a condition pursuant to which the Participant is—

(i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation.

(m) “Effective Date” means January 1, 2014.

(n) “Employee” means a full-time salaried employee (including any Executive Officer) of the Corporation.

(o) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(p) “Executive Officer” means any Employee of the Corporation designated as an “executive officer” by the Board of Directors with respect to the applicable Award Year.

(q) “Guidelines” means the Clearwater Paper Corporation Stock Ownership Guidelines.

(r) “Management Deferred Compensation Plan” means the Clearwater Paper Corporation Management Deferred Compensation Plan, and any successor plan.

(s) “Participant” means any Executive Officer and any other Employee actively employed by the Corporation during an Award Year in a position designated as a participating position in accordance with rules and regulations adopted by the Committee.

(t) “Retirement” means (i) the Participant’s early or normal retirement and commencement of benefit payments under the Clearwater Paper Salaried Retirement Plan, or (ii) if the Participant does not have an accrued benefit under such Retirement Plan, the Participant’s termination of service for the Corporation on or after the earlier of his or her (A) attainment of age 65 or (B) attainment of age 55 and completion of 10 years of service for the Corporation.

(u) “Subsidiary” means any corporation fifty percent (50%) or more of the voting stock of which is owned by Clearwater Paper or by one or more of such corporations.

(v) “Year” means the calendar year.

3. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors which shall consist of at least three (3) members of the Board of Directors. Notwithstanding the foregoing, with respect to Participants who are Executive Officers or who are otherwise Covered Employees, except in the case of a Change of Control as explained below, the Committee shall consist solely of “outside directors” within the meaning of Section 162(m). No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.

In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the

Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, to receive and review an annual report to be submitted by the CEO which shall describe and evaluate the operation of the Plan, and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In making such determinations, the Committee shall be entitled to rely on information and reports provided by the CEO, the Senior Vice President, Legal or the Senior Vice President, Human Resources of Clearwater Paper (or in the event of a restructuring or vacancy in any such position, the officer of Clearwater Paper to whom has been delegated the responsibilities of such restructured or vacant position).

Within thirty (30) days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three (3) current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

4. ELIGIBILITY AND PARTICIPATION

The CEO shall designate the Employees who will participate in the Plan for an Award Year, in accordance with the Committee’s rules and regulations.

5. AWARDS

Awards shall be determined in accordance with Sections 6, 7 and 8 following the close of the Award Year and, unless deferred in accordance with the Management Deferred Compensation Plan, shall be paid no later than March 15 following the close of the Award Year.

6. DETERMINING THE TARGET BONUS POOLS AND PERFORMANCE TARGETS

(a) Prior to or during the first 90 days of each Award Year, the Committee shall approve, in accordance with this Section 6 and the Committee’s rules and regulations,

¡	the methodology for determining each Participant’s target bonus for the Award Year;
¡	the number of, and the methodology for determining, target bonus pools for the Award Year;
¡	the extent to which Participants shall participate in each target bonus pool; and
¡	the performance criteria and specific performance targets that will be used to determine the percentage of each target bonus pool that will be funded.

(b) Qualifying Performance Criteria.    For the purpose of measuring performance for an Award Year, the Committee shall provide for the use of one or more of the following performance criteria (“Qualifying Performance Criteria”) for an Award Year, either individually or in any combination, applied either to the Corporation, Clearwater Paper, an organization unit or Subsidiary, either individually or in any combination, and measured on an absolute basis or a relative basis compared to a pre-established target, to previous years’ results or to the performance of one or more comparable companies or a designated comparison group or index, in each case as specified by the Committee:

¡	Cash flow: operating cash flow, free cash flow, cash flow per share, net operating cash flow, discounted cash flow in excess of cost of capital;
¡	Earnings per share, including diluted earnings per share;
¡	Earnings: EBI, EBIT, EBITD, EBITDA, or any combination of the foregoing;
¡	Return: return on invested capital, return on stockholders’ equity, total stockholder return, return on assets, return on net assets;
¡	Sales: gross sales, net sales;
¡	Income: gross income, net income, operating income, net operating income, income from continuing operations, pre-tax income;

¡	Margin: gross margin, profit margin, operating margin, pre-tax operating margin (including EBI, EBIT, EBITD or EBITDA margin);
¡	Share: market share, market segment share, product share, customer share, channel share;
¡	Completion of acquisitions, divestitures, joint ventures and restructurings;
¡	Working capital: in absolute terms, or as a percentage of sales or net sales;
¡	Debt: in absolute terms (including total debt and total debt plus equity) or as a ratio of debt to debt plus equity;
¡	Value added: shareholder value added, market value added, economic value added;
¡	Customer: customer satisfaction, customer loyalty, customer retention, customer service levels;
¡	Cost: cost structure, cost reduction, cost savings, cost of goods sold, cost of goods sold adjusted for mix, cost of capital;
¡	Operating goals: performance against strategic objectives, overall equipment effectiveness, safety, employee satisfaction;
¡	Share price performance; and
¡	Economic profit.

After the end of the Award Year the Committee shall determine and certify the extent to which the Qualifying Performance Criteria have been met. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude the effect of any of the following that occur during a performance period:

¡	Asset write-downs;
¡	Litigation or claim judgments or settlements;
¡	Changes in law, accounting principles or other such laws or provisions affecting reported results;
¡	Corporate reorganizations or restructurings;
¡	Mergers, acquisitions, dispositions or spin-offs;
¡	Discontinued operations;
¡	Major maintenance;
¡	“Mark-to-market” accounting adjustments for equity awards; and
¡

Any extraordinary, nonrecurring items to be disclosed in the Corporation’s financial statements (including footnotes) for the applicable year and/or in management’s discussion and analysis of the financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year.

(c) Individual Performance Criteria.    The Committee may provide in its rules and regulations that all or a portion of the bonus payable to a Participant under this Plan for an Award Year shall be conditioned on the Participant achieving certain pre-established individual performance objectives for such Award Year, in addition to the Corporation or applicable organization unit or Subsidiary achieving pre-established performance targets. For the avoidance of doubt, no bonus shall be payable to any such Participant under this Plan for an Award Year if the Corporation or applicable organization unit or Subsidiary fails to achieve the applicable threshold level of performance established by the Committee for the Award Year, based on one or more of the qualifying performance criteria listed in Section 6(b) above.

7. CERTIFICATION OF PERFORMANCE AND FUNDING OF BONUS POOLS

After the end of the Award Year and prior to the payment of any Award to any Participant for the Award Year, the Committee shall certify in writing (a) the actual level of performance achieved by the Corporation with respect to the Qualifying Performance Criteria selected in accordance with Section 6, and (b) based on those actual levels of performance and the funding percentages previously approved by the Committee in accordance with Section 6, the percentage of each target bonus pool that shall be funded.

8. PAYMENT OF FUNDED BONUS POOLS TO PARTICIPANTS

The funded bonus pools shall be paid to Participants based on the Committee’s rules and regulations, previously approved pursuant to Section 6, for determining the extent to which Participants participate in the different bonus pools.

(a) Each Participant’s Award, consisting of his or her eligible share of each of the funded bonus pools, shall be subject to review by and approval of the CEO (or by the Committee in the case of the CEO’s Award). Notwithstanding the foregoing, the final determination to adjust an Award payable to any Executive Officer or any other Covered Employee shall be made solely by the Committee. The Committee in its discretion may reduce (but may not increase) the Award payable to any Executive Officer or any other Covered Employee. Moreover, the Award of any Executive Officer or any other Covered Employee shall not be increased based on the Committee’s (or the CEO’s or another individual’s) exercise of discretion to reduce the Awards payable to other Participants.

(b) In no event shall the Award granted to the CEO exceed $2.5 million, or the Award granted to any other Participant exceed $1.5 million.

9. FORM AND TIME OF PAYMENT OF AWARDS

(a) All non-deferred Awards under the Plan shall be paid in cash to all Participants other than those subject to the Guidelines. For a Participant subject to the Guidelines, the Award shall be paid in a combination of fifty percent (50%) cash and fifty percent (50%) common stock of Clearwater Paper if the Participant has not reached his or her required ownership level under the Guidelines or has not maintained one hundred percent (100%) of the applicable guideline amount in subsequent years. The number of shares of common stock shall be determined by dividing the dollar value of the portion of the Award allocated as stock by the closing price of Clearwater Paper’s common stock on the date of the Committee meeting at which the Award payments are approved. Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant in accordance with rules and regulations adopted by the Committee. Subject to the Applicable Severance Plan, a Participant whose employment is terminated before the end of an Award Year for any reason other than death, Disability or Retirement shall not be entitled to receive an Award. Notwithstanding any other provision of this Plan, in no event may the achievement of performance goals for any Participant who is an Executive Officer or who is otherwise a Covered Employee be waived except in the event of such Participant’s death or Disability or pursuant to Section 14 below.

(b) Notwithstanding the foregoing, a Participant may be permitted to elect to defer receipt of payment of all or a portion of an Award subject to, and in accordance with, the terms of the Management Deferred Compensation Plan.

(c) Notwithstanding any other provision of the Plan, the Board of Directors or the Committee may, in its sole discretion, determine limits on the amount and alter the time and form of payment of Awards with respect to an Award Year.

10. NO ASSIGNMENT OF INTEREST

The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this section shall be void.

11. EMPLOYMENT RIGHTS

The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Corporation or limit in any way the right of the Corporation to terminate such Participant’s employment at any time.

12. AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1 in any Award Year which would adversely affect the calculation of a Participant’s Award or the Participant’s eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later; provided, further that if the Plan is terminated effective on or after July 1 in any Award Year such termination shall not adversely affect any Participant’s eligibility for a pro rata share of an Award for the period of such Award Year before the date the termination was adopted or effective, whichever is later, subject to all other applicable terms and conditions of the Plan. The foregoing notwithstanding, no amendment adopted nor termination of the Plan following the occurrence of a Change of Control shall be effective if it (a) would reduce a Participant’s target bonus for the Award Year in which the Change of Control occurs, (b) would reduce an Award earned and payable to a Participant in respect of the Award Year that ended immediately before the Award Year in which the Change of Control occurs, or (c) modify the provisions of this sentence.

Notwithstanding the foregoing, the Senior Vice President, Legal or the Senior Vice President, Human Resources of Clearwater Paper (or in the event of a restructuring or vacancy in either such position, the officer of Clearwater Paper to whom has been delegated the responsibilities of such restructured or vacant position) shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A of the Code.

13. SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

14. CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary, this Section 14 shall apply with respect to the determination of Awards and the payment of Awards following a Change of Control.

(a) With respect to any Award earned but not yet paid in respect of the Award Year that ended immediately before the Award Year in which a Change of Control occurs, each Participant shall be paid his or her Award determined in accordance with Sections 5 through 8 based on the performance results for the applicable Award Year. Such Award shall be paid at the time prescribed in Sections 5 and 9(a) for the applicable Award Year.

(b) In the event that the employment of a Participant terminates following a Change of Control and the Participant has met the conditions for receiving severance payments under the Applicable Severance Plan, such Participant shall be paid a prorated Award for the Award Year in which the Change of Control occurs based on the Participant’s target bonus for such Award Year. The prorated Award shall be calculated by multiplying the Participant’s target bonus for such Award Year by a fraction, the numerator of which is the number of days the Participant was employed by the Corporation during such Award Year and the denominator of which is 365. Such prorated Award shall be paid at such time as the Participant is paid cash severance benefits pursuant to the Applicable Severance Plan.

15. CLAWBACK

Notwithstanding any other provision of this Plan to the contrary, the Committee reserves the right to cancel or adjust the amount of any Award if the financial statements of the Corporation on which the calculation or determination of the Award was based are subsequently restated due to error or misconduct and, in the judgment of the Committee, the financial statements as so restated would have resulted in a smaller or no Award if such information had been known at the time the Award had originally been calculated or determined. In addition, in the event of such a restatement, the Corporation reserves the right to require a Participant to repay to the Corporation the amount by which the Award as originally calculated or determined exceeds the Award as adjusted pursuant to the preceding sentence.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
VOTE BY INTERNET - www.proxyvote.com
CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your notice of Internet availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day prior to annual meeting day. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68210-P48316                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

CLEARWATER PAPER CORPORATION
The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2017 Annual Meeting of Stockholders.
Vote on Directors
Proposal 1 - Election of Directors
Nominees:		For	Against	Abstain
1a. Fredric W. Corrigan		☐	☐	☐
1b. Beth E. Ford		☐	☐	☐
Vote on Proposals
The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 4.		For	Against	Abstain
Proposal 2 - Ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2014.		☐	☐	☐	Proposal 4 - Approval of Annual Incentive Plan.		☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.					THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-4.
Proposal 3 - Advisory vote to approve named executive officer compensation.		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

☐  FOLD AND DETACH HERE  ☐

M68211-P48316

PROXY

CLEARWATER PAPER CORPORATION

Annual Meeting of Stockholders

May 5, 2014 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Linda K. Massman, John D. Hertz and Michael S. Gadd, or any one of them, as proxies, each with full power to act without the others and with the powers of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of CLEARWATER PAPER CORPORATION that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on 5/5/2014, at the Grand Hyatt, 721 Pine Street, Seattle, WA 98101, and any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-4.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR RETURN IT TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717.)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
VOTE BY INTERNET - www.proxyvote.com
CLEARWATER PAPER CORPORATION 601 W. RIVERSIDE AVENUE SUITE 1100 SPOKANE, WA 99201

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2014. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2014. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M68212-P48316                     KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

CLEARWATER PAPER CORPORATION
The Board of Directors recommends a vote FOR the election of two Directors to serve until the 2017 Annual Meeting of Stockholders.
Vote on Directors
Proposal 1 - Election of Directors
Nominees:		For	Against	Abstain
1a. Fredric W. Corrigan		☐	☐	☐
1b. Beth E. Ford		☐	☐	☐
Vote on Proposals
The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain	The Board of Directors recommends a vote FOR Proposal 4.		For	Against	Abstain
Proposal 2 - Ratification of the appointment of KPMG, LLP as the Company’s independent registered public accounting firm for 2014.		☐	☐	☐	Proposal 4 - Approval of Annual Incentive Plan.		☐	☐	☐
The Board of Directors recommends a vote FOR Proposal 3.					THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2-4.
Proposal 3 - Advisory vote to approve named executive officer compensation.		☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

☐  FOLD AND DETACH HERE  ☐

M68213-P48316

PROXY

Proxy for Annual Meeting of Stockholders to be held May 5, 2014, at 9:00 a.m. local time (Pacific)

On behalf of The Board of Directors of Clearwater Paper Corporation, this proxy is solicited from participants in the Clearwater Paper 401(K) Savings Plans. The shares will be voted as directed by you, but if not otherwise directed, FOR each director nominee and FOR Proposals 2-4. If you do not return this voting instruction form or vote by telephone or Internet, the Trustee (Mercer Trust Company) must vote the Plan shares in the same proportion as voted by other Plan participants.

YOUR VOTE IS IMPORTANT. This proxy must be signed and dated on the reverse side.

(PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.)